                                   APPENDIX A

                       AMENDED AND RESTATED AGREEMENT OF

                              LIMITED PARTNERSHIP

                                       OF

                    LEASE EQUITY APPRECIATION FUND II, L.P.

                               TABLE OF CONTENTS


I.         DEFINITIONS..............................................................................        1
           1.1       Defined Terms..................................................................        1
II.        FORMATION OF PARTNERSHIP.................................................................       11
           2.1       Formation of Partnership.......................................................       11
III.       NAME.....................................................................................       11
           3.1       Name...........................................................................       11
IV.        PLACES OF BUSINESS.......................................................................       11
           4.1       Principal Place of Business....................................................       11
           4.2       Other Places of Business.......................................................       11
V.         NAMES AND ADDRESSES OF PARTNERS..........................................................       11
           5.1       Names and Addresses of Partners................................................       11
VI.        PURPOSES AND OBJECTIVES..................................................................       12
           6.1       Purposes.......................................................................       12
           6.2       Investment Objectives..........................................................       12
VII.       TERM.....................................................................................       12
           7.1       Term...........................................................................       12
VIII.      PARTNERS AND CAPITAL.....................................................................       12
           8.1       General Partner................................................................       12
           8.2       Original Limited Partner.......................................................       12
           8.3       Limited Partners...............................................................       12
           8.4       Partnership Capital............................................................       14
           8.5       Capital Accounts...............................................................       14
           8.6       Additional Capital Contributions...............................................       15
           8.7       Loans by Partners..............................................................       16
           8.8       No Right to Return of Capital..................................................       16
IX.        POWERS, RIGHTS AND DUTIES OF GENERAL PARTNER.............................................       16
           9.1       Extent of Powers and Duties....................................................       16
           9.2       Limitations on the Exercise of Powers of General Partner.......................       19
           9.3       Limitation on Liability of General Partner and its Affiliates; Indemnification.       22
           9.4       Compensation of General Partner and its Affiliates.............................       23
           9.5       Other Interests of the General Partner and its Affiliates......................       25
X.         POWERS AND LIABILITIES OF LIMITED PARTNERS...............................................       26
           10.1      Absence of Control Over Partnership Business...................................       26
           10.2      Limited Liability..............................................................       26
XI.        DISTRIBUTIONS AND ALLOCATIONS............................................................       27
           11.1      Distribution of Distributable Cash.............................................       27
           11.2      Allocations of Income and Loss.................................................       27
           11.3      Distributions and Allocations Among the Limited Partners.......................       29
           11.4      Tax Allocations: Code Section 704(c); Revaluations.............................       30
           11.5      Return of Uninvested Capital Contribution......................................       30
           11.6      No Distributions in Kind.......................................................       30
           11.7      Partnership Entitled to Withhold...............................................       31
XII.       WITHDRAWAL OF GENERAL PARTNER............................................................       31
           12.1      Voluntary Withdrawal...........................................................       31
           12.2      Involuntary Withdrawal.........................................................       31
           12.3      Consequences of Withdrawal.....................................................       32
           12.4      Liability of Withdrawn General Partner.........................................       32
           12.5      Notice of Withdrawal; Admission of Substitute General Partner; Dissolution if
                     No Substitute General Partner Approved.........................................       32
XIII.      TRANSFER OF UNITS........................................................................       33
           13.1      Withdrawal of a Limited Partner................................................       33
           13.2      Assignment.....................................................................       33
           13.3      Substitution...................................................................       34
           13.4      Status of an Assigning Limited Partner.........................................       35
           13.5      Limited Right of Presentment for Redemption of Units...........................       35
XIV.       DISSOLUTION AND WINDING-UP...............................................................       36
           14.1      Events Causing Dissolution.....................................................       36
           14.2      Winding Up of the Partnership; Capital Contribution by the General Partner Upon
                     Dissolution....................................................................       37
           14.3      Application of Liquidation Proceeds Upon Dissolution...........................       38
           14.4      No Recourse Against Other Partners.............................................       38
XV.        FISCAL MATTERS...........................................................................       38
           15.1      Title to Property and Bank Accounts............................................       38
           15.2      Maintenance of and Access to Basic Partnership Documents.......................       38
           15.3      Financial Books and Accounting.................................................       40
           15.4      Fiscal Year....................................................................       40
           15.5      Reports........................................................................       40
           15.6      Tax Returns and Tax Information................................................       42
           15.7      Accounting Decisions...........................................................       42
           15.8      Federal Tax Elections..........................................................       42
           15.9      Tax Matters Partner............................................................       42
XVI.       MEETINGS AND VOTING RIGHTS OF THE LIMITED PARTNERS.......................................       43
           16.1      Meetings of the Limited Partners...............................................       43
           16.2      Voting Rights of the Limited Partners..........................................       44
           16.3      Limitations on Action by the Limited Partners..................................       45
XVII.      AMENDMENTS...............................................................................       45
           17.1      Amendments by the General Partner..............................................       45
XVIII.     POWER OF ATTORNEY........................................................................       46
           18.1      Appointment of Attorney-in-Fact................................................       46
           18.2      Amendments to Agreement and Certificate of Limited Partnership.................       46
           18.3      Power Coupled With an Interest.................................................       46
XIX.       GENERAL PROVISIONS.......................................................................       47
           19.1      Notices, Approvals and Consents................................................       47
           19.2      Further Assurances.............................................................       47
           19.3      Captions.......................................................................       47
           19.4      Binding Effect.................................................................       47
           19.5      Severability...................................................................       48
           19.6      Integration....................................................................       48
           19.7      Applicable Law.................................................................       48
           19.8      Counterparts...................................................................       48
           19.9      Creditors......................................................................       48
           19.10     Successors and Assigns.........................................................       48
           19.11     Waiver of Action for Partition.................................................       48


             AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                    LEASE EQUITY APPRECIATION FUND II, L.P.

This Amended and Restated Agreement of Limited Partnership is made and entered into by and among LEAF FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware, as the General Partner, Miles Herman, as the "Original Limited Partner," and such other persons who may be admitted from time to time as Limited Partners.

                            ARTICLE I - DEFINITIONS

1.1   DEFINED TERMS

Defined terms used in this Agreement shall have the meanings specified below. Certain additional defined terms are set forth elsewhere in this Agreement. Unless the context otherwise requires, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, and "Article" and "Section" references are references to the Articles and Sections of this Agreement.

         (a) "ACCOUNTANTS" means any firm of independent certified public accountants that is engaged from time to time by the General Partner on behalf of the Partnership.

         (b) "ACQUISITION EXPENSES" means expenses (other than Acquisition Fees) incurred and paid to any Person which are attributable to the selection and acquisition of Investments, whether or not acquired, including, but not limited to, legal fees and expenses, travel and communication expenses, costs of credit reports, appraisals and reference materials used to evaluate transactions, non-refundable option payments on Investments not acquired, accounting fees and expenses, insurance costs and miscellaneous other expenses, however designated.

         (c) "ACQUISITION FEES" means all fees and commissions paid by any party in connection with the initial purchase or funding of any Investment, including fees payable to finders and brokers which are not Affiliates of the General Partner. Also, included in the computation of such fees or commissions shall be any commission, selection fee, financing fee, non-recurring management fee, or any fee of a similar nature, however designated.

         (d) "ADJUSTED CAPITAL ACCOUNT DEFICIT" means with respect to any Capital Account as of the end of any taxable year, the amount by which the balance in such Capital Account is less than zero. For this purpose, a Partner's Capital Account balance shall be:

                  (i)       reduced for any items described in Treas. Reg.
                            Section 1.704- 1(b)(2)(ii)(d)(4),(5), and (6);

                  (ii) increased for any amount such Partner is unconditionally obligated to contribute to the Partnership no later than the end of the taxable year in which his or her Units, or the General Partner's Partnership Interest, are liquidated (as defined in Treas. Reg. Section 1.704-1(b)(2)(ii)(g)) or, if later, within 90 days after such liquidation; and

                  (iii) increased for any amount such Partner is treated as being obligated to contribute to the Partnership pursuant to the penultimate sentences of Treas. Reg. Sections 1.704-2(g)(1) and 1.704-2(i)(5)
                            (relating to minimum gain).

         (e) "ADJUSTED CAPITAL CONTRIBUTION" means, as to any Limited Partner, as determined from time to time, the Limited Partner's Capital Contribution reduced, but not below zero, by all distributions previously made to the Limited Partner by the Partnership which are deemed to reduce the Limited Partner's Capital Contribution under Section 11.3(d)(ii), and by all payments previously made to the Limited Partner in Redemption of a portion or all of the Limited Partner's Units under Section 13.5.

         (f) "ADMINISTRATOR" means the official or agency administering the securities laws of a state or other political subdivision of the United States.

         (g)      "AFFILIATE" means, with respect to any Person:

                  (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person;

                  (ii)      any officer, director or partner of such Person;

                  (iii) any other Person owning or controlling 10% or more of the outstanding voting securities of such Person; and

                  (iv) if such Person is an officer, director or partner, any other Person for which such Person acts in such capacity.

         (h) "AFFILIATED LIMITED PARTNER" means the General Partner and any officer, director, employee or other Affiliate of the General Partner, the Dealer-Manager, the Selling Dealers and any registered representative or principal of a Selling Dealer, registered investment advisors and their clients and investors who buy units through the officers and directors of the General Partner, to the extent they purchase Units under Section 8.3(c) and are admitted as a Limited Partner at a Closing.

         (i) "AFFILIATED PROGRAM" means any Program formed by the General Partner or any Affiliate of the General Partner or in which the General Partner or any of its Affiliates has an interest.

         (j) "AGREEMENT" means this Amended and Restated Agreement of Limited Partnership, as it may hereafter be amended, supplemented or restated from time to time.

         (k) "ASSIGNEE" means any Person to whom any Unit or Partnership Interest has been Assigned, in whole or in part, in a manner permitted by Section 13.2.

         (l) "ASSIGNMENT" means, with respect to any Unit or Partnership Interest or any part thereof, the sale, assignment, transfer, gift or other disposition of such Unit or Partnership Interest, whether voluntarily or by operation of law, except that in the case of a bona fide pledge or other hypothecation, no Assignment shall be deemed to have occurred unless and until the secured party has exercised his right of foreclosure with respect thereto.

         (m) "BOOK VALUE" means, with respect to any Partnership property, the Partnership's adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treas. Reg. Section 1.704-1(b)(2)(iv)(d)-(g).

         (n) "CAPITAL ACCOUNT" means the capital account maintained for each Partner under Section 8.5.

         (o)      "CAPITAL CONTRIBUTIONS" means:

                  (i) as to the General Partner, its initial $1,000 contribution to the capital of the Partnership plus any additional amounts as may be contributed to the capital of the Partnership by the General Partner; and

                  (ii) as to any Limited Partner, the gross amount of investment in the Partnership actually paid by such Limited Partner, i.e. either the Gross Unit Price or the Net Unit Price, without deduction for Front-End Fees (whether payable by the Partnership or not), but excluding funds reinvested under Section 9.1(b)(xxvii).

         (p) "CASH FLOW" means the Partnership's Gross Revenue, without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements and replacements (other than cash funds withdrawn from Reserves).

         (q) "CLOSING" means the admission of Limited Partners to the Partnership in accordance with Section 8.3.

         (r) "CLOSING DATE" means any date on which any Limited Partner is admitted to the Partnership, and includes the Initial Closing Date, any subsequent Closing Date and the Final Closing Date.

         (s) "CODE" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent laws.

         (t)      "COMMISSION" means the Securities and Exchange Commission.

         (u)      "CONSENT" means:

                  (i) consent given by vote at a meeting called and held in accordance with the provisions of Section 16.1; or

                  (ii) the written consent without a meeting of any Person to do the act or thing for which the consent is solicited; or

                  (iii)     the act of granting such consent;

                  as the context may require.

         (v) "CONTROLLING PERSON" means, with respect to the General Partner or any Affiliate of the General Partner, any of its chairmen, directors, presidents, or other executive or senior officers, any holder of a 5% or greater equity interest in the General Partner or any such Affiliate, or any Person having the power to direct or cause the direction of the General Partner or any such Affiliate, whether through the ownership of voting securities, by contract or otherwise.

         (w) "COUNSEL" and "COUNSEL TO THE PARTNERSHIP" means any law firm that may be engaged from time to time by the General Partner on behalf of the Partnership.

         (x) "CUMULATIVE RETURN" means, as to any Limited Partner, an amount equal to an 8% annual (0.66667% monthly) cumulative return on the Limited Partner's Adjusted Capital Contribution (without reduction for any distribution made or to be made to the Limited Partner on the date of calculation) calculated from a date not later than the last day of the calendar quarter in which the Capital Contribution of the Limited Partner as to which the Cumulative Return is being calculated was made.

         (y)      "DEALER-MANAGER" means:

                  (i) Anthem Securities, Inc., an Affiliate of the General Partner, the broker/dealer which will manage the offering and sale of the Units in all states other than Minnesota and New Hampshire; and

                  (ii) Bryan Funding, Inc., the broker/dealer which will manage the offering and sale of the Units in Minnesota and New Hampshire.

         (z) "DEALER-MANAGER AGREEMENT" means the agreement entered into between the General Partner and the Dealer-Manager, substantially in the form thereof filed as an exhibit to the Registration Statement.

         (aa) "DEALER-MANAGER FEE" means, in the aggregate, fees payable to the Dealer-Manager in an amount equal to 3% of the Gross Unit Price per Unit sold.

         (bb) "DELAWARE ACT" means the Delaware Revised Uniform Limited Partnership Act, as amended, and any successor thereto.

         (cc) "DISTRIBUTABLE CASH" means Cash Flow plus any amounts released from Reserves by the General Partner, less amounts allocated to Reserves by the General Partner.

         (dd) "DUE DILIGENCE EXPENSES" means fees and expenses actually incurred for bona fide due diligence efforts expended in connection with the Offering, not to exceed .5% of the Gross Unit Price per Unit sold.

         (ee) "EFFECTIVE DATE" means the date the Registration Statement is declared effective by the Commission.

         (ff) "EQUIPMENT" means any new, used or reconditioned equipment and related property acquired by the Partnership, or in which the Partnership has acquired a direct or indirect interest, and shall also be deemed to include such equipment and related property or other tangible and intangible personal property which at any time is subject to, or the collateral for, a Lease or a Secured Loan.

         (gg) "ESCROW ACCOUNT" means an interest-bearing account established and maintained by the Partnership, the General Partner and the Dealer-Manager with the Escrow Agent in accordance with the terms of the Escrow Agreement for the purpose of holding, pending the distribution thereof in accordance with the terms of this Agreement, any Subscription Monies received from Persons who are to be admitted as Limited Partners on the Initial Closing Date.

         (hh) "ESCROW AGENT" means Commerce Bank, NA, or another United States banking institution with at least $50 million in assets, which shall be selected by the General Partner to serve in such capacity pursuant to the Escrow Agreement.

         (ii) "ESCROW AGREEMENT" means the Escrow Agreement between the Partnership and the Escrow Agent, filed as an exhibit to the Registration Statement, as amended and supplemented from time to time as permitted by the terms thereof.

         (jj) "FINAL CLOSING DATE" means the last Closing Date on which any Limited Partner (other than a Substitute Limited Partner) shall be admitted to the Partnership, which shall be as soon as practicable following the Termination Date.

         (kk)     "FINANCING TRANSACTION" means:

                  (i) any extension of credit or loan which is secured by a security interest in Equipment or other tangible or intangible personal property; any Lease of such property or any Secured Loan;

                  (ii)      any notes issued in connection with a
                            securitization of equipment leases, lease receivables or Secured Loans; or

                  (iii) any transaction in which Equipment, equipment leases or Secured Loans are sold to a Person for purposes of securitization and with customary retained rights or interests.

         (ll)     RESERVED

         (mm) "FISCAL PERIOD" means any interim accounting period established by the General Partner within a Fiscal Year.

         (nn) "FISCAL QUARTER" means, for each Fiscal Year, the 3-calendar-month period which commences on the first day of such Fiscal Year and each additional 3-calendar-month period commencing on the first day of the first month following the end of the preceding such period within such Fiscal Year (or such shorter period ending on the last day of a Fiscal
                  Year).

         (oo) "FISCAL YEAR" means the Partnership's annual accounting period established pursuant to Section 15.4.

         (pp) "FRONT-END FEES" means fees and expenses paid by any Person for any services rendered during the Partnership's organizational and offering or acquisition phases, including Sales Commissions, Dealer-Manager Fees, Organization and Offering Expense Allowances, Acquisition Fees and Acquisition Expenses (other than any Acquisition Fees or Acquisition Expenses paid by a manufacturer of equipment to any of its employees unless such Persons are Affiliates of the General Partner) and all other similar fees however designated.

         (qq) "FULL-PAYOUT LEASE" means any lease pursuant to which the aggregate noncancellable rental payments due during the initial term of such lease, on a net present value basis, are at least sufficient to permit the Partnership to recover the Purchase Price of the Equipment subject to such lease.

         (rr) "GENERAL PARTNER" means LEAF Financial Corporation, and its successors or permitted assigns, as general partner of the Partnership.

         (ss) "GROSS ASSET VALUE" means, with respect to any asset of the Partnership, the asset's adjusted tax basis, except that:

                  (i) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of such contribution;

                  (ii) the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values at the time specified in Treas. Reg. Section 1.704- 1(b)(2)(iv)(f)(5) if the
                            Partnership so elects;

                  (iii) the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution;

                  (iv) to the extent not otherwise reflected in the Partners' Capital Accounts, the Gross Asset Values of Partnership assets shall be increased (or decreased) to appropriately reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b); and

                  (v) if on the date of contribution of an asset or a revaluation of an asset in accordance with clauses
                            (ii) through (iv), above, the adjusted tax basis of such asset differs from its fair market value, the Gross Asset Value of such asset shall thereafter be adjusted by reference to the depreciation method described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g)(3).

         (tt) "GROSS OFFERING PROCEEDS" means the gross amount of Capital Contributions, before deduction of Front-End Fees, of all Limited Partners admitted to the Partnership.

         (uu) "GROSS REVENUE" means gross cash receipts of the Partnership from whatever source, excluding Capital Contributions.

         (vv)     "GROSS UNIT PRICE" means $100.

         (ww) "INCOME" or "LOSS" means, for any Fiscal Year, the Partnership's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (i) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Income or Losses shall be applied to increase such taxable income or reduce such loss;

                  (ii) any expenditure of the Partnership described in Code Section 705(a)(2)(B), or treated as such pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Income and Loss, shall be applied to reduce such taxable income or increase such loss;

                  (iii) gain or loss resulting from a taxable disposition of any asset of the Partnership shall be computed by reference to the Gross Asset Value of such asset and the special depreciation calculations described in Treas. Reg. Section 1.704- 1(b)(2)(iv)(g), notwithstanding that the adjusted tax basis of such asset may differ from its Gross Asset Value;

                  (iv) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss for such Fiscal Year, there shall be taken into account depreciation, amortization or other cost recovery determined pursuant to the method described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g)(3); and

                  (v)       any items which are specially allocated pursuant to
                            Section 11.2(f) shall not be taken into account in computing Income or Loss.

         (xx) "INDEBTEDNESS" means, with respect to any Person as of any date, all obligations of such Person (other than capital, surplus, deferred income taxes and, to the extent not constituting obligations, other deferred credits and reserves) that could be classified as liabilities (exclusive of accrued expenses and trade accounts payable incurred in respect of property purchased in the ordinary course of business which are not overdue or which are being contested in good faith by appropriate proceedings and are not so required to be classified on such balance sheet as debt) on a balance sheet prepared in accordance with generally accepted accounting principles as of such date.

         (yy) "INDEPENDENT EXPERT" means a Person with no material current or prior business or personal relationship with the General Partner or its Affiliates, who is engaged to a substantial extent in the business of rendering appraisals and who is qualified to perform the work.

         (zz) "INITIAL CLOSING DATE" means the first Closing Date for the Partnership on which Limited Partners with Units equal to, or greater than, the Minimum Offering are admitted to the Partnership.

         (aaa) "INVESTMENT IN EQUIPMENT" means the aggregate amount of Capital Contributions actually paid or allocated to the purchase, manufacture or renovation of Equipment acquired by the Partnership, together with other cash payments such as interest, taxes and Reserves allocable thereto (to the extent that Reserves do not exceed 3% of Capital Contributions), but excluding Front-End Fees.

         (bbb) "INVESTMENT COMMITTEE" means a committee of the board of directors of the General Partner to establish credit review policies and procedures, supervise the efforts of the General Partner's credit department, approve significant transactions and transactions which differ from the standards and procedures the Investment Committee has established and, pursuant to Section 9.5, to resolve conflicts in allocating Investments among Programs.

         (ccc) "INVESTMENTS" means the Partnership's portfolio, from time to time, of Equipment, Leases and Secured Loans.

         (ddd)    "IRA" means an Individual Retirement Account.

         (eee) "IRS" means the Internal Revenue Service or any successor agency thereto.

         (fff) "LEASE" means any Full-Payout Lease, any Operating Lease and any residual value interest therein.

         (ggg) "LENDER" means any Person that lends cash or cash equivalents to the Partnership, including any Person that acquires by purchase, assignment or otherwise an interest in the future amounts payable under any Lease or Secured Loan and in the related Equipment or other assets or in payments due under any Financing Transaction, and any property securing any such transaction.

         (hhh)    "LESSEE" means a lessee under a Lease.

         (iii) "LIMITED PARTNER" means any Person who is the owner of at least one Unit and who has been admitted to the Partnership as a Limited Partner or an Affiliated Limited Partner and any Person who becomes a Substitute Limited Partner, in accordance with this Agreement, in such Person's capacity as a Limited Partner of the Partnership.

         (jjj) "LIQUIDATION PERIOD" means the period commencing on the first day following the end of the Reinvestment Period and continuing for the period deemed necessary by the General Partner for orderly termination of the Partnership's operations and affairs, and for liquidation or disposition of the Partnership's Investments.

         (kkk) "MAJORITY" or "MAJORITY INTEREST" means Limited Partners owning more than 50% of the aggregate outstanding Units.

         (lll) "MANAGEMENT FEES" means, for any month, the following fees one or all of which may be payable to the General Partner, in an amount equal to the lesser of the maximum fees set forth below in (i) through (iv) below, compared with, in each case, the fees which are reasonable, competitive, and would customarily be paid to non-affiliated third-parties rendering similar services in the same geographic location and for similar types of investments. The maximum permitted Management Fees for (i) through (iv) are as follows:

                  (i) an amount equal to 0.08335% (1% annually) of Gross Revenues on Operating Leases managed by third-parties under the General Partner's supervision;

                  (ii) an amount equal to 0.33333% (4% annually) of Gross Revenues on Operating Leases managed by the General Partner or its Affiliates;

                  (iii) an amount equal to 0.16667% (2% annually) of Gross Revenues on Full-Payout Leases which contain Net Lease Provisions; and/or

                  (iv) an amount equal to 0.16667% (2% annually) of Gross Revenues on Secured Loans.

         (mmm) "MAXIMUM OFFERING" means receipt and acceptance by the Partnership of subscriptions for 600,000 Units on or before the Final Closing Date.

         (nnn) "MINIMUM OFFERING" means receipt and acceptance by the Partnership of subscriptions for not less than 20,000 Units, excluding the 10 Units subscribed for by the Original Limited Partner and any Units subscribed for by the General Partner or its officers, directors, employees or other Affiliates.

         (ooo)    "NASD" means the National Association of Securities Dealers,
                  Inc.

         (ppp)    RESERVED

         (qqq) "NET LEASE PROVISIONS" means contractual arrangements under which the lessee assumes responsibility for, and bears the cost of, insurance, taxes, maintenance, repair and operation of the leased asset and where the non-cancellable rental payments under the lease are absolutely net to the lessor. Notwithstanding, a lease may be deemed to contain net lease provisions even if some minor costs or responsibilities remain with the lessor or if the lessor retains the option to require and pay for a higher standard of care or a greater level of maintenance or insurance, than would be imposed on the lessee under the terms of the lease.

         (rrr) "NET OFFERING PROCEEDS" means the Gross Offering Proceeds minus the Dealer-Manager Fees, Sales Commissions, Due Diligence Expenses and the Organization and Offering Expense Allowance payable by the Partnership.

         (sss) "NET UNIT PRICE" means the Gross Unit Price less an amount equal to 7% of the Gross Unit Price (equivalent to the Sales Commission) for each Unit or fraction thereof purchased by an Affiliated Limited Partner.

         (ttt) "NET WORTH" means, for any Person subscribing for Units, the excess of total assets over total liabilities as determined by generally accepted accounting principles, but excluding home, home furnishings and automobiles. Provided, however, that with respect to the General Partner, "Net Worth" means the excess of total assets over total liabilities as determined by generally accepted accounting principles, except that if any of the assets have been depreciated, then the amount of depreciation relative to any particular asset may be added to the depreciated cost of the asset to compute the total asset. The amount of depreciation may be added only to the extent that the amount resulting after adding depreciation does not exceed the fair market value of the asset.

         (uuu) "NOTICE" means a writing containing the information required by this Agreement to be communicated to any Person, personally delivered to such Person or sent by registered, certified or regular mail, postage prepaid to such Person at the last known address of such Person, or sent by telefax and receipt is confirmed by telephone during normal business hours.

         (vvv) "OFFERING" means the offering of Units pursuant to the Prospectus.

         (www) "OFFERING PERIOD" means the period from the Effective Date to the Termination Date.

         (xxx) "OPERATING LEASE" means a lease pursuant to which the aggregate noncancellable rental payments during the original term of such lease, on a net present value basis, are not sufficient to recover the Purchase Price of the Equipment leased thereby.

         (yyy) "OPERATIONS" means all operations and activities of the Partnership except Sales.

         (zzz) "ORGANIZATION AND OFFERING EXPENSE ALLOWANCE" means an amount equal to 3.5% of the Gross Offering Proceeds.

         (aaaa)   "ORGANIZATION AND OFFERING EXPENSES" means:

                  (i) all costs and expenses incurred in connection with, and in preparing the Partnership for, qualification under federal and state securities laws and the securities laws of any other jurisdiction in which Units may be offered or sold and subsequently offering and distributing the Units to the public (except for Sales Commissions and Dealer-Manager
                            Fees) including, without limitation:

                            (A)      printing costs;

                            (B)      registration and filing fees;

                            (C)      attorneys', accountants' and other
                                     professional fees;

                            (D)      Due Diligence Expenses; and

                  (ii) the direct costs of salaries to and expenses (including costs of travel) of officers and directors of the General Partner or any Affiliate of the General Partner while engaged in organizing the Partnership and registering, offering and selling the Units.

         (bbbb) "PARTICIPANT LIST" means a list, in alphabetical order by name, setting forth the name, address and business or home telephone number of, and number of Units held by, each Limited Partner. The list shall be printed on white paper in a readily readable type size (in no event smaller than 10-point type) and shall be updated at least quarterly to reflect any changes in the information contained therein.

         (cccc)   "PARTNER" means the General Partner (including any
                  Substitute General Partner) and any Limited Partner or Affiliated Limited Partner (including the Original Limited Partner and any Substitute Limited Partner).

         (dddd) "PARTNER NONRECOURSE DEBT" means any Partnership nonrecourse liability for which any Partner bears the economic risk of loss within the meaning of Treas. Reg. Section 1.704-2(b)(4).

         (eeee) "PARTNER NONRECOURSE DEBT MINIMUM GAIN" has the meaning specified in Treas. Reg. Section 1.704-2(i)(3), and such additional amount as shall be treated as Partner Nonrecourse Minimum Gain pursuant to Treas. Reg. Section 1.704-2(j)(1)(iii).

         (ffff) "PARTNER NONRECOURSE DEDUCTIONS" consist of those deductions and in those amounts specified in Treas. Reg. Sections 1.704-2(i)(2) and (j).

         (gggg)   "PARTNERSHIP" means Lease Equity Appreciation Fund II, L.P.

         (hhhh) "PARTNERSHIP INTEREST" means the Units owned by a Limited Partner or the percentage interest in the Partnership held by the General Partner.

         (iiii) "PARTNERSHIP LOAN" means any loan made to the Partnership by the General Partner or any Affiliate of the General Partner in accordance with Section 9.2(c).

         (jjjj) "PARTNERSHIP MINIMUM GAIN" has the meaning specified in Treas. Reg. Sections 1.704-2(b)(2) and (d) and such additional amount as shall be treated as Partnership Minimum Gain pursuant to Treas. Reg. Section 1.704- 2(j)(1)(iii).

         (kkkk) "PARTNERSHIP NONRECOURSE DEDUCTIONS" consist of those deductions and in those amounts specified in Treas. Reg. Sections 1.704-2(c) and (j).

         (llll) "PAYOUT" means the time when the aggregate amount of cash distributions (from whatever sources) to a Limited Partner equals the amount of the Limited Partner's Capital Contribution plus the Cumulative Return compounded daily (in this case only) from the last Closing Date.

         (mmmm) "PERSON" means any natural person, partnership, trust, corporation, association or other legal entity.

         (nnnn) "PROGRAM" means a limited or general partnership, joint venture, unincorporated association or similar unincorporated organization formed and operated for the primary purpose of investment in, and the operation of, or gain from, an interest in equipment, equipment leases or related instruments.

         (oooo) "PROSPECTUS" means the prospectus included as part of the Registration Statement, as supplemented or amended.

         (pppp) "PURCHASE PRICE" means, with respect to any Investment, the price paid by, or on behalf of, the Partnership for or in connection with the purchase, acquisition or funding of the Investment, including the amount of the related Acquisition Fees, Acquisition Expenses, and all liens and encumbrances on the Investment, but excluding "points" and prepaid interest. "Purchase Price" also includes, with respect to options to acquire an Investment, the sum of the exercise price and the price paid to acquire the option.

         (qqqq) "QUALIFIED PLAN" means a pension, profit-sharing or stock bonus plan, including Keogh Plans, meeting the requirements of Sections 401 et seq. of the Code, and its related trust.

         (rrrr) "QUALIFIED SUBSCRIPTION ACCOUNT" means the interest-bearing account established and maintained by the Partnership for the purpose of holding Subscription Monies received subsequent to the Initial Closing Date.

         (ssss) "REDEMPTION" means the purchase of Units from Limited Partners by the Partnership under Section 13.5.

         (tttt) "REGISTRATION STATEMENT" means the Registration Statement on Form S-1 filed with the Commission under the Securities Act in the form in which the Registration Statement is declared to be effective for the offer and sale of the Partnership's Units.

         (uuuu) "REINVESTMENT PERIOD" means the period beginning with the Initial Closing Date and ending five years after the Final Closing Date.

         (vvvv) "REINVESTMENT PERIOD CASH DISTRIBUTIONS" means, with respect to any Limited Partner, all distributions made to the Limited Partner by the Partnership during the Reinvestment Period up to the Cumulative Return.

         (wwww) "RE-LEASING FEE" means, with respect to any Equipment, a fee payable to the General Partner for providing re-leasing services to the Partnership, not to exceed the lesser of:

                  (i) the competitive rate for comparable services for similar equipment; or

                  (ii) 2% of gross rental revenues derived from the re-lease of the Equipment after the time that the re-lease of the Equipment has been consummated as a result of the efforts of the General Partner or its Affiliates.

         (xxxx) "RESERVES" means reserves established and maintained by the Partnership for working capital and contingent liabilities.

         (yyyy) "ROLL-UP" means any transaction involving the acquisition, merger, conversion or consolidation, either directly or indirectly, of the Partnership with, and the issuance of securities of, a Roll-Up Entity. The term does not include:

                  (i) a transaction involving securities of the Partnership if they have been listed on a national securities exchange or traded through the NASDAQ Stock Market (National Market System) for at least 12 months; or

                  (ii) a transaction involving only the conversion of the Partnership to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in:

                            (A)      Limited Partners' voting rights;

                            (B)      the term of existence of the Partnership;

                            (C) the compensation of the General Partner or its Affiliates from the Partnership;

                            (D)      the Partnership's investment objectives;
                                     or

                            (E) the income taxation of the Partnership or the Limited Partners.

         (zzzz) "ROLL-UP ENTITY" means any partnership, corporation, trust, or other entity that is created by, or surviving after, the successful completion of a proposed Roll-Up transaction.

         (aaaaa) "SALE" means the sale, exchange, involuntary conversion, foreclosure, condemnation, taking, casualty (other than a casualty followed by refurbishing or replacement), or other disposition of an Investment.

         (bbbbb) "SALES COMMISSIONS" means, with respect to any Unit, an amount equal to 7% of the Gross Unit Price per Unit sold.

         (ccccc) "SECURED LOAN" means a loan or other extension of credit provided by the Partnership to a third-party end user to finance the end user's purchase of Equipment, with that Equipment being used as collateral for the repayment of the loan.

         (ddddd) "SECURITIES ACT" means the Securities Act of 1933, as amended.

         (eeeee) "SELLING DEALER" means each member firm of the NASD which has been selected by the Partnership or the Dealer-Manager to offer and sell Units and has entered into a Selling Dealer Agreement.

         (fffff) "SELLING DEALER AGREEMENT" means each of the agreements entered into between the Partnership or the Dealer-Manager and any Seller Dealer with respect to the offer and sale of Units.

         (ggggg) "SUBORDINATED REMARKETING FEE" means, with respect to any Investment, a fee in the amount equal to the lesser of:

                  (i) 3% of the contract sales price applicable to the Investment; or

                  (ii) one-half of a brokerage fee that is reasonable, customary and competitive in light of the size, type and location of the Investment.

         (hhhhh) "SUBSCRIPTION AGREEMENT" means the subscription agreement substantially in the form filed as an exhibit to the Prospectus.

         (iiiii) "SUBSCRIPTION MONIES" means the funds subscribed by Limited Partners for the purchase of Units.

         (jjjjj) "SUBSTITUTE GENERAL PARTNER" means any Assignee of or successor to the General Partner admitted to the Partnership in accordance with Section 12.5.

         (kkkkk) "SUBSTITUTE LIMITED PARTNER" means any Assignee of Units who is admitted to the Partnership as a Limited Partner under
                  Section 13.3.

         (lllll)  "TERMINATION DATE" means the earliest of:

                  (i) the date on which the Maximum Offering has been sold;

                  (ii) two years following the Effective Date (subject to the renewal, requalification or consent of each Administrator requiring the renewal, requalification or consent with respect to the extension of the

                            Offering Period beyond one year following the Effective Date in the Administrator's jurisdiction); or

                  (iii)     the date determined by the General Partner.

         (mmmmm) "TREASURY REGULATION" or "Treas. Reg." means final or temporary regulations issued by the United States Treasury Department pursuant to the Code.

         (nnnnn) "UNIT" means a unit of Limited Partner interest in the Partnership held by any Limited Partner, including rights to profits, losses, income, gain, credits, deductions, cash distributions, returns of capital, voting rights and other attributes of the Units all as provided by, and subject to the terms and provisions of, this Agreement.

         (ooooo) "UNPAID CUMULATIVE RETURN" means, as to any Limited Partner, the amount of the Limited Partner's Cumulative Return calculated through the date as of which the Unpaid Cumulative Return is being calculated, reduced (but not below zero) by the aggregate distributions previously made to the Limited Partner by the Partnership which are deemed to be a reduction of the Limited Partner's Unpaid Cumulative Return under Section 11.3(d)(i).

                     ARTICLE II - FORMATION OF PARTNERSHIP

2.1   FORMATION OF PARTNERSHIP

The General Partner and the Original Limited Partner have previously formed the Partnership as a limited partnership under the Delaware Act. The General Partner and the Original Limited Partner hereby amend and restate in its entirety the original Agreement of Limited Partnership of the Partnership and agree that this Amended and Restated Agreement of Limited Partnership shall govern the rights and liabilities of the Partners, except as otherwise herein expressly provided.

                               ARTICLE III - NAME

3.1   NAME

The business of the Partnership shall be conducted under the name "Lease Equity Appreciation Fund II, L.P." or such other name as the General Partner shall hereafter designate in writing to the Limited Partners.

                        ARTICLE IV - PLACES OF BUSINESS

4.1   PRINCIPAL PLACE OF BUSINESS

The principal office and place of business of the Partnership shall be 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801. The General Partner may from time to time change the principal place of business and, in such event, the General Partner shall notify the Limited Partners of such change in writing no later than 60 days following the effective date of such change.

4.2   OTHER PLACES OF BUSINESS

The Partnership may maintain such other offices and places of business within or outside the State of Delaware as the General Partner deems advisable.

                  ARTICLE V - NAMES AND ADDRESSES OF PARTNERS

5.1   NAMES AND ADDRESSES OF PARTNERS

The name and address of the General Partner shall be as set forth in Section 19.1, and the names and addresses of the Limited Partners shall be as set forth in their respective Subscription Agreements, as the same may be supplemented or amended from time to time. Any Partner may change his, her or its respective place of business or residence, as the case may be, by giving Notice of such change to the Partnership (and, in the case of the General Partner, by also giving Notice thereof to all of the Limited Partners), which Notice shall become effective upon receipt by the Partnership.

                      ARTICLE VI - PURPOSES AND OBJECTIVES

6.1   PURPOSES

The purpose and business of the Partnership is to:

         (a) acquire, invest in, purchase, own, hold, lease, re-lease, finance, refinance, loan, borrow, manage, maintain, operate, improve, upgrade, modify, exchange, assign, encumber, create or receive security interests in, pledge, sell, transfer or otherwise dispose of, and in all respects otherwise deal in or with, Equipment and Leases of all kinds; and

         (b) engage in any and all businesses and to do any and all things permitted to a limited partnership under the Delaware Act.

6.2   INVESTMENT OBJECTIVES

The investment objectives of the Partnership in conducting its business shall be to:

         (a) preserve, protect and return the Capital Contributions of the Partners;

         (b) generate regular distributions sufficient to provide the Cumulative Return to the Partners;

         (c) during the Reinvestment Period, distribute the Cumulative Return and then reinvest the excess Distributable Cash in additional Investments; and

         (d) provide distributions to Partners after the Reinvestment Period until the sale of all Investments.

                               ARTICLE VII - TERM

7.1   TERM

The term of the Partnership began with the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware on March 30, 2004 and will end at midnight on December 31, 2029, unless sooner dissolved or terminated as provided in Article XIV of this Agreement.

                      ARTICLE VIII - PARTNERS AND CAPITAL

8.1   GENERAL PARTNER

The General Partner has contributed $1,000, in cash, as its Capital Contribution to the Partnership. The General Partner shall use its best efforts to maintain, at all times from and after the date of this Agreement through and including the Termination Date, a net worth that is at least sufficient to satisfy the Net Worth requirements for a general partner under policies adopted by Administrators.

8.2   ORIGINAL LIMITED PARTNER

The Original Limited Partner has made a capital contribution of $1.00 to the Partnership. By execution hereof, the Original Limited Partner agrees to withdraw as Original Limited Partner, and the parties hereto agree to return the capital contribution of $1.00 and to retire the original 10 Units on the Initial Closing Date and admission of additional Limited Partners.

8.3   LIMITED PARTNERS

         (a) From and after the Initial Closing Date, there shall be one class of Limited Partners.. The General Partner is hereby authorized to obtain capital for the Partnership through the offer and sale of up to 600,000 Units to the Limited Partners.

         (b) Any Person desiring to become a Limited Partner shall execute and deliver to the General Partner a Subscription Agreement and such other documents as the General Partner shall reasonably request. These documents shall be in form and substance reasonably satisfactory to the General Partner. Among other things, each Person shall, subject to acceptance of his subscription by the General Partner, agree to be bound by all terms and provisions of this Agreement. Units will be sold only to Persons:

                  (i)       who represent that they have either:

                            (A) an annual gross income of at least $45,000 and a Net Worth of at least $45,000; or

                            (B)      a Net Worth of at least $150,000; or

                  (ii) who satisfy the suitability standards applicable in the state or other jurisdiction of their residence or domicile, if more stringent than the standards described in clause (i) above.

         (c) At the time of subscribing each Limited Partner (other than an Affiliated Limited Partner) shall make a Capital Contribution, in cash, in an amount equal to the Gross Unit Price for each Unit purchased. At the time of subscribing each Affiliated Limited Partner shall make a Capital Contribution, in cash, in an amount equal to the Net Unit Price for each Unit purchased. Each Limited Partner (except Ohio Residents) may elect on his Subscription Agreement to have his Partnership distributions reinvested in additional Units during the Offering Period, on the same terms as the purchase of the Limited Partner's original Units, other than the minimum required number of Units, to the extent that Units are available for purchase. In particular, the purchase price of these additional Units shall be the same price the Limited Partner paid for his original Units, either the Gross Unit Price or the Net Unit Price.

         (d) Limited Partners must purchase a minimum of 25 Units, other than IRAs or Qualified Plans which may purchase a minimum of 10 Units, unless a different minimum number of Units is required by the Administrator of the Limited Partner's state or other jurisdiction of residence. Limited Partners may subscribe for additional Units at the Gross Unit Price or Net Unit Price, whichever shall be applicable.

         (e) The General Partner and any Affiliate of the General Partner shall have the right to subscribe for Units for its own account for investment purposes only; provided that the aggregate number of Units purchased by the General Partner and its Affiliates collectively shall not exceed 10% of all Units sold.

         (f) No subscribers shall be admitted to the Partnership unless and until the Minimum Offering shall be achieved. Upon the determination by the General Partner that the Minimum Offering has been achieved, the General Partner shall set the Initial Closing Date. Following the Initial Closing Date, weekly Closings will be held. The General Partner shall notify each subscriber whose subscription has been accepted by the General Partner as promptly as practical of such subscriber's admission as a Limited Partner.

         (g) Subscriptions for Units shall promptly be accepted or rejected by the General Partner after their receipt by the Partnership (but in any event not later than 30 days thereafter) and a confirmation of acceptance sent by the General Partner. The General Partner shall have the unconditional right to refuse to admit any subscriber as a Limited Partner. Each subscriber has the right to cancel his or her subscription before it has been accepted by the General Partner by providing written notice to the General Partner, signed by each subscriber, of their intent to cancel, in a form satisfactory to the General Partner. The Partnership may not complete a sale of Units to any Limited Partner until at least five business days after the date the Limited Partner received a final Prospectus.

         (h) Each Person whose subscription is accepted by the General Partner shall be admitted to the Partnership as a Limited Partner, and shall for all purposes of this Agreement become and be treated as a Limited Partner, not later than 15 days after the Initial Closing Date or, thereafter, the last day of the calendar month following the date the subscription was accepted by the Partnership.

         (i) The amount of the Capital Contribution made by each Limited Partner shall be set forth on the Partnership's books and records, which shall be supplemented or amended from time to time promptly following each Closing Date to reflect the name, address and Capital Contribution of each Limited Partner admitted to the Partnership as a result of such Closing; provided that any failure so to attend to such books and records following any Closing Date shall not in any way affect the admission of any Limited Partner to the Partnership for all purposes of this Agreement if such Limited Partner was admitted to the Partnership at such Closing.

         (j) The General Partner shall establish the Escrow Account and the Qualified Subscription Account. From the date hereof to, but not including, the Initial Closing Date, all Subscription Monies shall be deposited in the Escrow Account. From and after the Initial Closing Date, all Subscription Monies shall be held by the Partnership in the Qualified Subscription Account until the release thereof on the applicable Closing Date.

         (k) On the Initial Closing Date or any subsequent Closing Date, all Subscription Monies then held in the Escrow Account or any Qualified Subscription Account, as the case may be, with respect to Units purchased by any Person admitted to the Partnership as a result of such Closing, together with any interest earned thereon, shall be released to the Partnership. The Partnership shall pay such interest to the Limited Partners, as their interests may appear, promptly after such Closing Date. Subscription Monies deposited by any Person whose subscription is rejected by the General Partner shall be immediately returned to that Person, together with any interest earned thereon and without deduction for any Front-End Fees. In no event shall any Subscription Monies be held in the Escrow Account or a Qualified Subscription Account beyond the Termination Date before either being released to the Partnership upon a Closing or, if the Minimum Offering has not been achieved, returned to the subscriber.

         (l) Notwithstanding anything to the contrary set forth in this Agreement, Subscription Monies of Persons who are residents of Iowa and Pennsylvania shall be held in a separate Escrow Account by the Escrow Agent. Subscriptions of Iowa and Pennsylvania residents shall not be used in computing the Minimum Offering. At such time as 30,000 Units have been sold and subscriptions therefor accepted by the Partnership, the Subscription Monies of Iowa and Pennsylvania residents whose subscriptions have been accepted by the Partnership shall be released from the Escrow Account to the Partnership and such Iowa and Pennsylvania residents shall be admitted to the Partnership as Limited Partners.

8.4   PARTNERSHIP CAPITAL

         (a) No Partner shall be paid interest on any Capital Contribution, except for interest earned on Subscription Monies as provided in Section 8.3(k).

         (b) In addition to the redemption of the Original Limited Partner's Units as provided in Section 8.2, the Partnership may Redeem Units presented by Limited Partners for Redemption pursuant to Section 13.5 in the General Partner's sole and absolute discretion. The Partnership shall not Redeem or repurchase any Unit except as set forth in the preceding sentence. No Partner shall have the right to withdraw or receive any return of such Partner's Capital Contribution, except as specifically provided in this Agreement, and no Capital Contribution may be returned to any Partner in the form of property other than cash.

         (c) Except as otherwise specifically provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to:

                  (i) the return of such Limited Partner's Capital Contribution or Capital Account;

                  (ii)      such Limited Partner's share of Income and Losses;
                            or

                  (iii)     such Limited Partner's share of Distributable Cash.

         (d) Neither the General Partner nor any Affiliate of the General Partner shall have any personal liability for the repayment of the Capital Contribution of any Limited Partner except to the extent specifically provided in this Agreement.

8.5   CAPITAL ACCOUNTS

         (a) A separate Capital Account shall be established and maintained for the General Partner and for each Limited Partner.

         (b) The Capital Account of the General Partner initially shall be $1,000.

         (c) The Capital Account of each Limited Partner initially shall be such Limited Partner's Capital Contribution.

         (d)      The Capital Account of each Partner shall be increased by:

                  (i) the amount of any additional money contributed by such Partner to the Partnership;

                  (ii) the fair market value of any property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume under Code Section 752); and

                  (iii) allocations to such Partner of Income (or items thereof), including but not limited to items of income and gain specially allocated pursuant to
                            Section 11.2(f).

         (e)      The Capital Account of each Partner shall be decreased by:

                  (i) the amount of money distributed to or on behalf of such Partner by the Partnership;

                  (ii) the fair market value of any property distributed to or on behalf of such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume under Code Section 752); and

                  (iii) allocations to such Partner of Partnership Losses (or items thereof), including but not limited to items of loss and deduction specially allocated pursuant to Section 11.2(f).

         (f) For purposes of this Agreement, a General Partner who also owns Units as a Limited Partner shall have a single Capital Account that reflects both its General Partner and Limited Partner interests in the Partnership, regardless of the time or manner in which such interests were acquired.

         (g) If the Partnership Interest of a General Partner or a Unit is sold or otherwise transferred, the Capital Account of the transferor with respect to the Partnership Interest or the Unit transferred shall carry over to the transferee in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(l). However, if the transfer causes a termination of the Partnership under Code Section 708(b)(1)(B), the Capital Account that carries over to the transferee shall be adjusted in accordance with the constructive contribution and liquidation rules under Treas. Reg. Section 1.708-1.

         (h)      For any taxable year in which the Partnership has a Code
                  Section 754 election in effect, the Capital Accounts shall be maintained in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(m). The Partnership shall not be required to make any elections pursuant to Code Section 754.

         (i)      Upon the occurrence of the events specified in Treas. Reg.
                  Section 1.704-1(b)(2)(iv)(f), the Partners' Capital Accounts shall be adjusted and thereafter maintained to reflect the revaluation of Partnership assets on the books of the Partnership in accordance with such Treasury Regulation and Treas. Reg. Sections 1.704-1(b)(2)(iv)(f) through (h).

         (j) Notwithstanding anything herein to the contrary, the Partners' Capital Accounts shall at all times be maintained in the manner required by Treas. Reg. Section 1.704-1(b)(2)(iv), and any questions or ambiguities arising under this Agreement shall be resolved by reference to such Treasury Regulations. Further, such Treasury Regulations shall govern the maintenance of the Capital Accounts to the extent this Agreement does not provide for the treatment of a particular item. In the event Treas. Reg. Section 1.704-1(b)(2)(iv) does not provide for a particular item, such Capital Account adjustments shall be made in a manner that is consistent with the underlying economic arrangement of the Partners based, wherever practicable, on federal tax accounting principles.

8.6   ADDITIONAL CAPITAL CONTRIBUTIONS

         (a) The General Partner shall not be required to make any Capital Contribution in addition to its initial $1,000 Capital Contribution except pursuant to and in accordance with Section 14.2(c)(ii) of this Agreement.

         (b) No Limited Partner shall be required to make any Capital Contribution in addition to the Capital Contribution required under Section 8.3(c).

8.7   LOANS BY PARTNERS

Except as provided in Section 14.2(c)(ii), no loan by any Partner or any Affiliate of any Partner to the Partnership (including, without limitation, any Partnership Loan) shall constitute a Capital Contribution to the Partnership or increase the Capital Account balance of any Partner, but shall be treated, for all purposes, as Indebtedness of the Partnership payable or collectible only out of the assets of the Partnership in accordance with the terms and conditions upon which such loan was made.

8.8   NO RIGHT TO RETURN OF CAPITAL

No Partner shall be entitled to demand or receive any distribution of, or with respect to, such Partner's Capital Contribution or Capital Account except as specifically provided in this Agreement.

           ARTICLE IX - POWERS, RIGHTS AND DUTIES OF GENERAL PARTNER

9.1   EXTENT OF POWERS AND DUTIES

         (a) GENERAL. Except as expressly limited by the provisions of this Agreement, the General Partner shall have complete and exclusive discretion to manage and control the affairs and business of the Partnership and may employ all powers necessary, convenient or appropriate to carry out the purposes, conduct the business and exercise the powers of the Partnership.

                  The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partner's immediate possession or control.

         (b)      POWERS AND DUTIES. Pursuant to the authority granted in this
                  Section 9.1, and subject only to the limitations otherwise provided in this Agreement, the General Partner's powers and duties shall include, but not be limited to, the following:

                  (i) to acquire, invest in, purchase, own, hold, lease, re-lease, finance, refinance, borrow, loan, manage, maintain, operate, improve, upgrade, modify, exchange, assign, encumber, create and receive security interests in, pledge, sell, transfer or otherwise dispose of, and in all respects otherwise deal in or with, Investments and other tangible or intangible property (including securities, debt instruments, contract rights, lease rights, equity interests and, to the extent permitted by Section 9.1(b)(xviii), joint ventures), and to contract with others to do the same on behalf of the Partnership;

                  (ii) to select and supervise the activities of any Equipment management agents for the Partnership;

                  (iii) to assure the proper application of revenues of the Partnership;

                  (iv) to maintain proper books of account for the Partnership and to prepare reports of operations and tax returns required to be furnished to the Partners pursuant to this Agreement or to taxing bodies or other governmental agencies, including Administrators, in accordance with applicable laws and regulations;

                  (v) to employ the Dealer-Manager to select Selling Dealers to offer and sell Units;

                  (vi)      to invest any and all funds held by the
                            Partnership;

                  (vii) to designate depositories of the Partnership's funds, and establish the terms and conditions of such deposits and drawings thereon;

                  (viii) to enter into Financing Transactions and otherwise to borrow money or procure extensions of credit for the Partnership (except that neither the Partnership nor the General Partner shall borrow money solely for the purpose of making Reinvestment Period Cash Distributions which the Partnership would otherwise be unable to make) and, in connection therewith, to execute, seal, acknowledge and deliver agreements, promissory notes, guarantees and other written documents evidencing Financing Transactions or constituting obligations or evidences of Indebtedness and to pledge, hypothecate, mortgage, assign, transfer or convey mortgages or security interests in Investments or any other assets of the Partnership as security therefor;

                  (ix) to hold all or any portion of the Investments and other assets of the Partnership in the name of one or more trustees, nominees, or other entities or agents of or for the Partnership;

                  (x) to acquire and enter into any contract which the General Partner deems necessary or appropriate for the protection of the Partnership and (subject to Sections 9.2(b), 9.2(c) and 9.2(g)) the General Partner, for the conservation of Partnership assets, or for any purpose convenient or beneficial to the Partnership;

                  (xi) to employ agents, employees, managers, accountants, attorneys, consultants and other persons in the operation and management of the business of the Partnership including, but not limited to, Affiliates of the General Partner, supervisory managing agents, management agents, and lease, loan or securities brokers, on such terms and for such compensation as the General Partner shall determine, provided, however, that, with respect to services provided by the General Partner or its Affiliates, compensation for such services shall be limited as specifically set forth in this Agreement;

                  (xii) to cause the Partnership to make or revoke any of the elections referred to in Sections 108, 732, 754 and 1017 of the Code or any similar provisions enacted in lieu thereof;

                  (xiii) to select as the accounting year for the Partnership the calendar year or such fiscal year as may be approved by the IRS;

                  (xiv) to determine the accounting method or methods to be used by the Partnership (the Partnership intends initially to use the accrual method of accounting in maintaining its books and records);

                  (xv) to require in all Partnership obligations to any Person other than a Limited Partner, as such, that the General Partner shall not have any personal liability thereon, but that the person or entity contracting with the Partnership must look solely to the Partnership and its assets for satisfaction;

                  (xvi) to invest temporarily the Gross Offering Proceeds or Net Offering Proceeds prior to making or acquiring Investments in short term, highly liquid investments where there is appropriate safety of principal;

                  (xvii) to execute or sign, individually or jointly, a check or certificate on behalf of the Partnership;

                  (xviii) to cause the Partnership to invest in a joint venture to own one or more Investments with any one or more Affiliated Programs if:

                            (A) doing so is in the best interest of the Partnership and the Affiliated Program;

                            (B) the Partnership and the Affiliated Program have substantially identical investment objectives;

                            (C)      there are no duplicate fees;

                            (D)      compensation of the sponsor of the
                                     Affiliated Program is substantially
                                     identical to the compensation of the
                                     General Partner;

                            (E) the Partnership has the right of first refusal to purchase any Investment jointly owned with the Affiliated Program which the Affiliated Program wishes to sell;

                            (F)      the respective investments in the
                                     Investment by the Partnership and the
                                     Affiliated Program are on substantially
                                     the same terms and conditions; and

                            (G) the joint venture is entered into either for the purpose of effecting appropriate diversification for the Partnership and the Affiliated Program, or for the purpose of relieving the General Partner or its Affiliates from a commitment entered into pursuant to Section 9.2(b);

                  (xix) to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including those relating to federal, state or local taxation, either in favor of or against the Partnership;

                  (xx) to establish and maintain Reserves for such purposes and in such amounts, and to increase or reduce such amounts, as it deems appropriate from time to time (but generally not less than 1% of the Gross Offering Proceeds);

                  (xxi) subject to Section 8.3, to do all things necessary or advisable, in its sole and absolute discretion, to effect the admission of the Limited Partners, including, but not limited to, registering the Units under the Securities Act and effecting the qualification of, or obtaining exemptions from the qualification of, the Units for sale with Administrators, and determining that the purchase of Units is a suitable and appropriate investment for each Limited Partner, based on information provided by each Limited Partner regarding his financial situation and investment objectives;

                  (xxii) to enter into the Dealer-Manager Agreement on behalf of the Partnership;

                  (xxiii) to enter into on behalf of the Partnership, or to authorize the Dealer-Manager to enter into, separate Selling Dealer Agreements;

                  (xxiv) to enter into the Escrow Agreement on behalf of the Partnership and provide for such compensation to the Escrow Agent as the General Partner may deem reasonable under the circumstances, which compensation shall be deemed to be and shall constitute an Organization and Offering Expense payable by the General Partner;

                  (xxv) to cause the Partnership to Redeem, or elect not to Redeem, Units, in its sole and absolute discretion, upon request therefor by a Limited Partner as provided in Section 13.5;

                  (xxvi) to cause the Partnership to obtain and pay the premiums with respect to insurance policies covering such risks as the General Partner deems reasonably necessary to protect the interests of the Partnership; provided that the General Partner, its Affiliates and their respective employees and agents may be named as additional insured parties thereunder only if the cost of premiums payable by the Partnership is not increased thereby; and provided further, that the Partnership shall not incur or assume the cost of any portion of any insurance which insures any party against any liability the indemnification of which is prohibited by Section 9.3(b);

                  (xxvii) during the Reinvestment Period, but subject to the limitations and requirements of Section 11.1(b), to reinvest all or a substantial portion of the Partnership's Distributable Cash in additional Investments;

                  (xxviii) subject to Section 9.2(m), to enter into on behalf of the Partnership arrangements with itself or its Affiliates to provide services for the Partnership, if necessary, in addition to those provided for under this Agreement or the Origination & Servicing Agreement, which additional arrangements must meet the following criteria:

                            (A) the compensation, price or fee charged for providing such services must be comparable and competitive with the compensation, price or fee of any other Person who is rendering comparable services or selling or leasing comparable goods and materials which could reasonably be made available to the Partnership;

                            (B) the fees and other terms of the contract shall be fully disclosed; and

                            (C) the General Partner or its Affiliate providing the services must be independently engaged in the business of providing those services to Persons other than Affiliates of the General Partner, and at least 75% of its gross revenue from providing those services must be derived from sources other than the General Partner and its Affiliates.

                  (xxix) to take all such actions and execute all such documents and other instruments as the General Partner may deem necessary, convenient or advisable to accomplish or further the purposes or objectives of the Partnership or to protect and preserve Partnership assets.

         (c) DELEGATION OF POWERS. Except as otherwise provided under this Agreement or by law, the General Partner may, in its sole and absolute discretion, delegate all or any of its duties under this Agreement to, and may elect, employ, contract or deal with, any Person including, without limitation, the General Partner or any Affiliate of the General Partner.

         (d) RELIANCE BY THIRD-PARTIES. No Person dealing with the Partnership or its assets, whether as assignee, lessee, purchaser, borrower, mortgagee, grantee or otherwise, shall be required to investigate the authority of the General Partner in selling, assigning, leasing, mortgaging, conveying or otherwise dealing with any Investments or other assets or any part thereof, nor shall any such assignee, lessee, purchaser, mortgagee, grantee or other Person entering into a contract with the Partnership be required to inquire as to whether the approval of the Partners for any such assignment, lease, sale, mortgage, transfer or other transaction has been first obtained. Any such Person shall be conclusively protected in relying upon a certificate of authority or of any other material fact signed by the General Partner, or in accepting any instrument signed by the General Partner in the name and on behalf of the Partnership or the General Partner.

9.2   LIMITATIONS ON THE EXERCISE OF POWERS OF GENERAL PARTNER

The General Partner shall have no power to take any action prohibited by this Agreement or by the Delaware Act. Furthermore, the General Partner shall be subject to the following in the administration of the Partnership's business and affairs:

         (a) INVESTMENT COMPANY STATUS. The General Partner shall use its best efforts to assure that the Partnership shall not be deemed to be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         (b) SALES AND LEASES OF INVESTMENTS FROM OR TO THE GENERAL PARTNER AND ITS AFFILIATES. The Partnership shall neither purchase nor lease Investments from, nor sell or lease Investments to, the General Partner, any Affiliate of the General Partner or any Affiliated Program (including any Investment in which the General Partner or any of its Affiliates has an interest) except as provided in this
                  Section 9.2(b). Notwithstanding the foregoing, the Partnership may purchase Investments from the General Partner or any of its Affiliates (but not including an Affiliated Program) if:

                  (i) the General Partner determines that the making of such Investment is in the best interests of the Partnership;

                  (ii) such Investment is purchased by the Partnership at a Purchase Price which does not exceed the sum of:

                            (A) the net cost to the General Partner or the Affiliate of acquiring and holding same (adjusted for any income received, capital or investment returned and reasonable and necessary expenses paid or incurred while holding same); plus

                            (B) any compensation to which the General Partner and any Affiliate of the General Partner is otherwise entitled pursuant to this Agreement;

                  (iii) there is no difference in the provisions or formula establishing the interest rate of any Indebtedness secured by the Investment at the time it is acquired by the General Partner or such Affiliate and the time the Investment is acquired by the Partnership;

                  (iv) neither the General Partner nor any Affiliate of the General Partner realizes any gain, or receives any other benefit, other than compensation for its services, if any, permitted by this Agreement, as a result of the Partnership making such Investment; and

                  (v) at the time of transfer thereof to the Partnership, the General Partner or such Affiliate had held such Investment on an interim basis (generally not longer than 6 months) for the purposes of:

                            (A) facilitating the acquisition of such Investment by the Partnership;

                            (B) borrowing money or obtaining financing for the Partnership; or

                            (C) any other lawful purpose related to the business of the Partnership.

         (c) LOANS TO OR FROM THE GENERAL PARTNER AND ITS AFFILIATES. No loans may be made by the Partnership to the General Partner or any Affiliate of the General Partner. The General Partner or any Affiliate of the General Partner may loan or advance funds to the Partnership provided that:

                  (i) any interest or other financing charges or fees payable by the Partnership in connection with the loan shall not exceed the lesser of the following:

                            (A) the rate of interest and other amounts paid or payable by the General Partner or the Affiliate in connection with the loan (if the General Partner or the Affiliate borrowed money for the specific purpose of making the loan); or

                            (B) the rate of interest and other amounts that would be charged to the Partnership (without reference to the General Partner's or the Affiliate's financial abilities or guarantees) by unrelated lending institutions on a comparable loan for the same purpose in the same geographic area (if neither the General Partner nor the Affiliate borrowed money to make the loan); and

                  (ii) all payments of principal and interest on the loan must be due and payable within 12 months after the date on which the loan is made.

                  If the General Partner or any Affiliate of the General Partner purchases an Investment in its own name and with its own funds in order to facilitate the ultimate purchase of the Investment by the Partnership, the General Partner or the Affiliate, as the case may be, shall be deemed to have made a loan, to the Partnership in the amount of the Purchase Price and shall be entitled to receive interest on that amount in accordance with clause (i) above. However, any advances made by the General Partner or any Affiliate of the General Partner for the purpose of paying Organization and Offering Expenses shall not constitute a loan to the Partnership. Instead, these advances shall be reimbursed to the General Partner or the Affiliate (to the extent possible) from the Organization and Offering Expense Allowance without interest thereon in accordance with, and to the extent provided in, Section 9.4(e).

         (d) NO EXCHANGE OF PARTNERSHIP UNITS FOR INVESTMENTS. The Partnership shall not acquire any Investments in exchange for Units.

         (e) ROLL-UPS. Any proposal that the Partnership enter into a Roll-Up shall require the Consent of a Majority Interest. The Partnership shall not reimburse the sponsor of a proposed Roll-Up for the costs of its proxy contest, nor bear any other costs of the transaction if the Roll-Up is not approved by a Majority Interest. Any proposed Roll-Up shall also be subject to the following:

                  (i) An Appraisal of all Partnership assets shall be obtained from a competent, independent expert. For purposes of this clause (i), an independent expert is a Person with no current material or prior business or personal relationship with the General Partner or its Affiliates who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Partnership, and who is qualified to perform such work. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the Commission and applicable Administrators as an exhibit to the registration statement for the offering. Partnership assets shall be appraised on a consistent basis. The appraisal shall be based on an evaluation of all relevant information, and shall indicate the value of the Partnership's assets as of a date immediately prior to the announcement of the proposed Roll-Up transaction. The appraisal shall assume an orderly liquidation of Partnership assets over a 12-month period. The terms of the engagement of the independent expert shall clearly state that the engagement is for the benefit of the Partnership and its Limited Partners. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the Limited Partners in connection with a proposed Roll-Up transaction.

                  (ii) The Person sponsoring the Roll-Up transaction shall offer to Limited Partners who vote "no" on the proposal the choice of:

                            (A) accepting the securities offered in the proposed Roll-Up transaction; or

                            (B)      one of the following:

                                     (1)      remaining as Limited Partners,
                                              and preserving their Units in
                                              the Partnership on the same
                                              terms and conditions as existed
                                              previously; or

                                     (2)      receiving cash in an amount
                                              equal to the Limited Partners'
                                              pro-rata share of the appraised
                                              value of the net assets of the
                                              Partnership.

                  (iii) The Partnership shall not participate in any proposed Roll-Up transaction which would result in Limited Partners having voting rights which are less than those provided for under this Agreement. If the Roll-Up Entity is a limited partnership, the voting rights of Limited Partners shall correspond to the voting rights provided for in this Agreement to the greatest extent possible.

                  (iv) The Partnership shall not participate in any proposed Roll-Up transaction which includes provisions which would operate to materially impede or frustrate the accumulation of Units by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the entity). The Partnership shall not participate in any proposed Roll-Up transaction which would limit the ability of a Limited Partner to exercise the voting rights of the securities of the Roll-Up Entity on the basis of the number of Units held by that Limited Partner.

                  (v) The Partnership shall not participate in any proposed Roll-Up transaction in which Limited Partners' rights of access to the records of the Roll-Up Entity will be less than those provided for under this Agreement.

         (f) NO EXCLUSIVE LISTINGS. No exclusive listing for the sale of Investments, or of any other Partnership assets, shall be granted to the General Partner or any Affiliate of the General Partner.

         (g) OTHER TRANSACTIONS INVOLVING THE GENERAL PARTNER AND ITS AFFILIATES. Except as specifically permitted by this Agreement, including but not limited to the Origination & Servicing Agreement, Section 9.1(b)(xxviii) and Subsection
                  (m) below, the General Partner shall not enter into any agreements, contracts or arrangements on behalf of the Partnership with the General Partner, any Affiliate of the General Partner or any Affiliated Program. Except as permitted by Section 9.4, neither the General Partner nor any Affiliate of the General Partner shall receive, directly or indirectly, a commission or fee in connection with the reinvestment of Distributable Cash in new Investments. Neither the General Partner nor any of its Affiliates may receive any rebates or "give-ups," nor may the General Partner or any of its Affiliates participate in any reciprocal business arrangements that could have the effect of circumventing any of the provisions of this Agreement.

         (h) PAYMENTS TO INVESTOR ADVISORS. Neither the General Partner nor any Affiliate of the General Partner shall, directly or indirectly, pay or award any commissions or other compensation to any Person engaged by a potential investor as an investment advisor as an inducement to such Person to advise the potential investor concerning the Units. Provided, however, this Section 9.2(h) shall not prohibit the payment to any such Person of the Dealer-Manager Fees, Sales Commissions, and Due Diligence Expenses in accordance with the terms of this Agreement.

         (i) SALE OF ALL OR SUBSTANTIALLY ALL ASSETS; DISSOLUTION. During the Reinvestment Period, the General Partner may not dissolve the Partnership or sell or otherwise dispose of all or substantially all of the assets of the Partnership without the Consent of a Majority Interest, except that the General Partner may sell all or substantially all of the Partnership's assets as part of a Financing Transaction on behalf and for the benefit of the Partnership.

         (j) NO INVESTMENTS IN OR UNDERWRITING OF INTERESTS OF OTHER PROGRAMS. The Partnership shall not invest in or underwrite the equity interests of any other Program; provided, however, that nothing herein shall preclude the Partnership from making investments in joint ventures to the extent and in the manner provided in Section 9.1(b)(xviii).

         (k) USE OF PARTNERSHIP'S ASSETS. The General Partner shall not employ, or permit any Person to employ, the Partnership's funds or assets in any manner except for the exclusive benefit of the Partnership. In addition, the Partnership shall not invest from time to time more than 20% of its funds and assets, including but not limited to Capital Contributions and the proceeds of Financing Transactions then available for investment, in Secured Loans.

         (l) FIDUCIARY DUTY TO LIMITED PARTNERS. Neither the General Partner nor any Affiliate shall permit a Limited Partner to contract away the fiduciary duty owed to the Limited Partner by the General Partner or its Affiliates under Delaware law, and common law to the extent applicable.

         (m) CONTRACTS FOR GOODS AND SERVICES. All services or goods for which the General Partner or any of its Affiliates is to receive compensation which are not otherwise described in this Agreement or the Origination & Servicing Agreement shall be embodied in a written contract which precisely describes the services to be rendered and all compensation to be paid. Other than contracts specifically authorized under this Agreement, including without limitation the Origination & Servicing Agreement, the contract may only be modified by a Majority vote of the Limited Partners, and the contract shall contain a clause allowing termination without penalty by Majority vote of the Limited Partners on 60 days notice to the Limited Partners.

9.3   LIMITATION ON LIABILITY OF GENERAL PARTNER AND ITS AFFILIATES;
INDEMNIFICATION

         (a) Neither the General Partner nor any Affiliate of the General Partner shall have any liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or such Affiliate, acting on behalf of or performing services for the Partnership, if the General Partner or such Affiliate, in good faith, determined that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partner or such Affiliate. The General Partner and any such Affiliate shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them, or any of them, in connection with actions taken or not taken on behalf of the Partnership or within the scope of the General Partner's authority, provided that the same were not the result of negligence or misconduct on the part of the General Partner or any such Affiliate and the General Partner or such Affiliate, in good faith, determined that the action or inaction giving rise thereto was in the best interests of the Partnership.

         (b) Notwithstanding the above, the General Partner and its Affiliates and any person acting as a broker-dealer shall not be indemnified by the Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless:

                  (i) there has been a successful adjudication on the merits of each count involving securities law violations as to the particular indemnitee and a court of competent jurisdiction shall approve indemnification of the litigation costs; or

                  (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and a court of competent jurisdiction shall approve indemnification of the litigation costs; or

                  (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and a court of competent jurisdiction shall find that indemnification of the settlement and related costs should be made.

                  In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall apprise the court of the position of the Commission and, if a position be taken by it, the Administrator in any jurisdiction in which Units have been sold with respect to the issue of indemnification for securities law violations before seeking court approval for the indemnification.

         (c)      Any amounts payable pursuant to the provisions of this
                  Section 9.3 shall be recoverable solely out of the assets of the Partnership and not from the Limited Partners. The Partnership shall not incur the cost of that portion of any insurance which insures any party against any liability the indemnification of which is herein prohibited; provided, however, that with respect to public liability insurance obtained by the Partnership in connection with any Investment or operations of the Partnership, the General Partner shall be permitted to add itself as an additional insured thereunder so long as and to the extent that the General Partner shall pay for the incremental premium costs resulting from its being added as an additional insured. For purposes of this Section 9.3, "public liability insurance" shall include insurance which would cover damage to property or personal injury to non-affiliated persons incurred during the performance of services related to the Partnership and its operations.

9.4   COMPENSATION OF GENERAL PARTNER AND ITS AFFILIATES

Neither the General Partner nor any of its Affiliates shall receive any compensation except in accordance with this Section 9.4, Section
9.1(b)(xxviii), Section 9.2(m), Section 14.2, and Section 15.9.

         (a) ALLOCATIONS AND DISTRIBUTIONS. The General Partner shall be entitled to receive the allocations and distributions provided in Article XI and Article XIV in respect of its Partnership Interest.

         (b) DEALER-MANAGER FEES. Dealer-Manager Fees shall be paid by the Partnership to the Dealer-Manager for each Unit sold.

         (c) SALES COMMISSIONS. Sales Commissions shall be paid by the Partnership to the Dealer-Manager and each Selling Dealer for the respective Units sold by each of them, provided that no Sales Commissions shall be payable by the Partnership for any Units sold to Affiliated Limited Partners.

         (d) DUE DILIGENCE EXPENSES. The General Partner shall pay Due Diligence Expenses from the Organization and Offering Expense Allowance; provided that no Due Diligence Expenses shall be payable by the General Partner for any Units sold to the General Partner and its Affiliates, or any Units sold through the officers and directors of the General Partner.

         (e) ORGANIZATION AND OFFERING EXPENSE ALLOWANCE. The Partnership shall pay, immediately following each Closing Date, the Organization and Offering Expense Allowance to the General Partner without deduction for Dealer-Manager Fees and Sales Commissions payable by the Partnership. The General Partner shall distribute to the Dealer-Manager from its Organization and Offering Expense Allowance the amount that is necessary to pay the Due Diligence Expenses as determined by the General Partner and the Dealer-Manager. The General Partner shall bear any Organization and Offering Expenses incurred by the General Partner or any Affiliate of the General Partner (including, without limitation, the Dealer-Manager) in excess of the Organization and Offering Expense Allowance.

         (f) ACQUISITION FEES AND ACQUISITION EXPENSES. In connection with any Investment, the Partnership shall pay to the General Partner, for services rendered in connection with acquiring such Investment, an Acquisition Fee equal to the difference (to the extent greater than zero) between:

                  (i) 2% of the Purchase Price paid by the Partnership for any Investment; and

                  (ii) the aggregate amount of Acquisition Fees paid by or on behalf of the Partnership to any other Person in connection with such Investment.

                  Provided, however, that:

                  (i) no Acquisition Fees shall be paid by or on behalf of the Partnership to any finder or broker that is an Affiliate of the General Partner except to the extent permitted by this Section 9.4(f);

                  (ii) Acquisition Fees shall include Acquisition Expenses, except that for purposes of this Section
                            9.4 fees payable to finders or brokers which are not Affiliates of the General Partner that are otherwise included within Acquisition Fees shall be treated as an expense of the Partnership payable as provided in Section 9.4(j) and shall not be treated as Acquisition Fees or Acquisition Expenses except for purposes of determining the Purchase Price of the Investment; and

                  (iii) the Partnership shall not pay any Acquisition Fees, fees payable to finders or brokers which are not Affiliates of the General Partner, or other Front-End Fees, or part thereof, that would cause the Partnership's Investment in Equipment (including Equipment which at any time is subject to, or the collateral for, Leases or Secured Loans) to be less than the greater of:

                            (1) 80% of the Gross Offering Proceeds from the Partnership's sale of Units, reduced by .0625% for each 1% of Indebtedness encumbering any Investment acquired by the Partnership; or

                            (2)      75% of the Gross Offering Proceeds.

                  To calculate the percentage of Indebtedness encumbering Investments, the aggregate amount of such Indebtedness shall be divided by the aggregate Purchase Price (without deduction for Front-End Fees) paid for all Investments. The quotient so calculated shall be multiplied by .0625% to determine the percentage to be deducted from 80%. Where the Partnership purchases an Investment from the General Partner or one of its Affiliates pursuant to Section 9.2(b) for a Purchase Price which includes an Acquisition Fee amount, such Acquisition Fee amount shall be deemed paid pursuant to this Section 9.4(f) and there shall be no duplicative payment thereof.

         (g) MANAGEMENT FEES. Each month, for management services rendered, the Partnership shall pay to the General Partner such portion of the Management Fees as shall be attributable to Gross Revenues actually received by the Partnership during such month; provided that Management Fees shall be paid in any month only after payment of (or addition of cash to Reserves sufficient to pay) any accrued and unpaid Reinvestment Period Cash Distributions for such month. To the extent that the Partnership does not have sufficient Distributable Cash in any month for Reinvestment Period Cash Distributions for such month, the payment of such Management Fees shall be deferred and paid, without interest, in the next following month in which the Partnership generates sufficient Distributable Cash therefor. Reserves for Reinvestment Period Cash Distributions created as set forth in the first sentence of this Section 9.4(g) may not be used for any purpose other than making Reinvestment Period Cash Distributions.

         (h) SUBORDINATED REMARKETING FEES. For services rendered in connection with the sale of any Investment, the Partnership shall pay to the General Partner the applicable Subordinated Remarketing Fee; provided that:

                  (i) in no event shall any such Subordinated Remarketing Fee be paid prior to Payout (provided that, for purposes of this clause (i) only, the Cumulative Return necessary to calculate Payout shall be calculated using daily compounding); and

                  (ii) the General Partner shall not be entitled to receive that portion of any Subordinated Remarketing Fee that would cause the total commissions paid to all Persons in connection with the sale of such Investments to exceed a fee for such services which is reasonable, customary and competitive in light of the size, type and location of such Investment. After Payout, any and all Subordinated Remarketing Fees previously earned by the General Partner shall be paid, without any interest thereon, by the Partnership, prior to any other distributions to the Partners.

         (i) RE-LEASING FEE. For services rendered in connection with the re-lease of Equipment, the Partnership shall pay the applicable Re-Leasing Fee to the General Partner; provided that:

                  (i) the General Partner shall maintain adequate staff to provide re-leasing services;

                  (ii) the fee shall be paid as each rental payment is made over the term of the lease;

                  (iii) no fee shall be paid or reimbursed where the equipment is re-leased to the previous lessee or its Affiliates;

                  (iv) the General Partner or its Affiliates shall have rendered substantial re-leasing services in connection with such re-lease; and

                  (v) the General Partner or its Affiliates have been compensated in Management Fees for rendering management services.

         (j)      PARTNERSHIP EXPENSES.

                  (i) Except as otherwise provided in this Section 9.4(j), expenses of the Partnership, other than those incurred or otherwise reimbursed in accordance with subsections (b) through (i) of this
                            Section 9.4, shall be billed directly to and paid by the Partnership.

                  (ii) Subject to clause (iv), the General Partner and any Affiliate of the General Partner may be reimbursed for the actual cost of goods, materials and services used for or by the Partnership and obtained by it or them from non-Affiliates of the General Partner.

                  (iii) Subject to clause (iv), the General Partner and any Affiliate of the General Partner may be reimbursed for the administrative services reasonably necessary, convenient or advisable, in the discretion of the General Partner, to the prudent operation of the Partnership (including, without limitation, legal, accounting, remarketing and agency expenses) provided that such reimbursement shall not exceed the lesser of:

                            (A)      its or their actual cost; or

                            (B)      the amount the Partnership would be
                                     required to pay to non-Affiliates for
                                     comparable administrative services in the same geographic location;

                            provided, further, that there shall be no reimbursement for such services if the General Partner or any such Affiliate is entitled to compensation in the form of a separate fee pursuant to other provisions of this Section 9.4.

                  (iv) Neither the General Partner nor any Affiliate of the General Partner shall be reimbursed by the Partnership for amounts expended by it with respect to the following:

                            (A) salaries, fringe benefits, travel expenses or other administrative items incurred by or allocated to any Controlling Person of the General Partner or of any such Affiliate; or

                            (B) rent, depreciation, utilities, capital equipment or other administrative items.

9.5   OTHER INTERESTS OF THE GENERAL PARTNER AND ITS AFFILIATES

The General Partner shall be required to devote only such time to the affairs of the Partnership as the General Partner shall, in its sole and absolute discretion, determine in good faith to be necessary for the business and operations of the Partnership. The General Partner and any Affiliate of the General Partner may engage in, or possess an interest in, business ventures (other than the Partnership) of every kind and description, independently or with others, including, but not limited to, serving as sponsor or general partner of other Programs and participating in the equipment leasing business, whether or not such business ventures may be competitive with the business or Investments of the Partnership; provided, however, that the General Partner and its Affiliates may not offer for sale interests in another Program prior to the Termination Date unless such other Program has investment objectives that are different from the Partnership's. Neither the Partnership nor any Limited Partner shall have any rights in and to such independent ventures or the income or profits therefrom by reason of the General Partner's position with the Partnership.

Neither the General Partner nor its Affiliates shall be obligated to present any particular investment opportunity to the Partnership. The General Partner and its Affiliates shall have the right to invest in equipment, portfolios of equipment subject to existing equipment leases, and in leasing and re-leasing opportunities, on its or their own behalf or on behalf of other Programs. The General Partner and each such Affiliate shall have the right, subject only to the provisions of the immediately succeeding paragraph, to take for its own account (individually or otherwise), or to recommend to any Affiliated Program, any particular investment opportunity.

Any conflicts in determining and allocating Investments between the General Partner and Affiliated Programs on the one hand and the Partnership on the other hand will be resolved by the Investment Committee, which will evaluate the suitability of all prospective Investments. If the Investments available from time to time to the Partnership and to other Affiliated Programs is less than the aggregate amount of Investment then sought by them, the available Investment shall be allocated by the General Partner to an Affiliated Program (including the Partnership) after taking into consideration at least the following factors:

         (i) which Affiliated Program has been seeking Investments or reinvesting Cash Flow from its Investments for the longest period of time;

         (ii) whether the Affiliated Program has the cash required for the investment;

         (iii) whether the amount of debt to be incurred with respect to the investment is acceptable for the Affiliated Program;

         (iv) the effect the investment would have on the Affiliated Program's cash flow;

         (v) whether the investment would further diversify, or unduly concentrate, the Affiliated Program's Investments in a particular lessee, class or type of equipment, location, industry, etc.; and

         (vi) whether the term of the investment is within the term of the Affiliated Program.

In the event of a conflict between two or more Affiliated Programs (including the Partnership) that are seeking to re-lease or sell similar equipment contemporaneously (except to the extent that such re-lease or sale is to the lessee, or an Affiliate of the lessee, from the Affiliated Program), the first opportunity to re-lease or sell equipment shall generally be allocated to the Affiliated Program (including the Partnership) attempting to re-lease or sell equipment that was subject to the lease that expired first or, if two or more leases expire simultaneously, the lease which was first to take effect; provided, however, that the General Partner may, in its discretion, otherwise provide opportunities to re-lease or sell equipment if such equipment is subject to remarketing commitments. Notwithstanding anything to the contrary provided in this Section 9.5, the General Partner may allocate an opportunity that does not comply with the foregoing restrictions if there are other circumstances, in the General Partner's judgment, under which the withholding of such an opportunity would be inequitable or not economically feasible for a particular Affiliated Program (including the Partnership).

If the financing available from time to time to two or more Affiliated Programs (including the Partnership) is less than the aggregate amount then sought by them, the available financing shall generally be allocated to the investment entity that has been seeking financing the longest.

             ARTICLE X - POWERS AND LIABILITIES OF LIMITED PARTNERS

10.1  ABSENCE OF CONTROL OVER PARTNERSHIP BUSINESS

The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred on the General Partner by this Agreement. No Limited Partner shall participate in or have any control over the Partnership's business or have any right or authority to act for, or to bind or otherwise obligate, the Partnership (except one who is also a General Partner, and then only in its capacity as a General Partner). No Limited Partner shall have the right to have the Partnership dissolved and liquidated or to have all or any part of such Limited Partner's Capital Contribution or Capital Account returned except as provided in this Agreement.

10.2  LIMITED LIABILITY

The liability of each Limited Partner, in his capacity as such, shall be limited to the amount of such Limited Partner's Capital Contribution and pro rata share of any undistributed Income, Cash Flow and other assets of the Partnership. Except as may otherwise be required by law or by this Agreement, after a Limited Partner pays all Subscription Monies attributable to the purchase of his Units, such Limited Partner shall have no further obligations to the Partnership, be subject to any additional assessment or be required to contribute any additional capital to, or to loan any funds to, the Partnership.

                   ARTICLE XI - DISTRIBUTIONS AND ALLOCATIONS

11.1  DISTRIBUTION OF DISTRIBUTABLE CASH

         (a) Prior to the admission to the Partnership of any Limited Partners, distributions of Distributable Cash shall be made 1% to the Original Limited Partner and 99% to the General Partner.

         (b) Upon admission of any Limited Partners other than the Original Limited Partner and during the Reinvestment Period, provided that Distributable Cash is sufficient for such purposes, the General Partner shall apply Distributable Cash in the following order of priority:

                  (i) first, 1% to the General Partner and 99% to the Limited Partners in an amount:

                       (A) which is equal to the Limited Partners' Unpaid Cumulative Return; and

                       (B) which includes an amount of Distributable Cash resulting from Sales and refinancings of the Partnership's Investments sufficient for the Limited Partners to pay their federal, state and local income taxes, if any, resulting from those Sales, assuming the Limited Partners are in a 30% tax bracket; and

                  (ii) thereafter, to investment and reinvestment in
                       Investments or, if the General Partner shall elect not to invest or reinvest such Distributable Cash, 1% to the General Partner and 99% to the Limited Partners.

         (c) During the Liquidation Period, no Distributable Cash shall be reinvested in additional Investments. All Distributable Cash shall be distributed 1% to the General Partner and 99% to the Limited Partners.

         (d) Distributions of Distributable Cash shall be made to the Partners monthly. Subject to Section 11.1(b), the amount of each such monthly distribution shall be determined by the General Partner, in its sole discretion, based upon the amount of the Partnership's then available Distributable Cash and other funds of the Partnership and the General Partner's estimate of the Partnership's total Distributable Cash for such Fiscal Year.

11.2  ALLOCATIONS OF INCOME AND LOSS

         (a) The Income and Loss of the Partnership shall be determined for each Fiscal Year or Fiscal Period.

         (b) Except as otherwise provided in this Agreement, whenever a proportionate part of the Partnership's Income or Loss is allocated to a Partner, every item of income, gain, loss or deduction entering into the computation of such Income or Loss, or arising from the transactions with respect to which such Income or Loss was realized, shall be allocated to such Partner in the same proportion.

         (c) Income for any Fiscal Period during the Reinvestment Period shall be allocated 1% to the General Partner and 99% to the Limited Partners.

         (d) Income for any Fiscal Period during the Liquidation Period shall be allocated to the Partners as follows:

                  (i) first, to the Partners in proportion to and to the extent of the deficit balances, if any, in their respective Capital Accounts; and

                  (ii) thereafter, 1% to the General Partner and 99% to the Limited Partners.

         (e) Losses for any Fiscal Period shall be allocated to the Partners as follows:

                  (i) first, 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have been allocated Losses equal to the excess, if any, of their aggregate Capital Account balances over their aggregate Adjusted Capital Contributions;

                  (ii) next, to the Partners in proportion to and to the extent of their respective remaining positive Capital Account balances, if any; and

                  (iii) thereafter, 1% to the General Partner and 99% to the Limited Partners;

                  provided, however, that if and to the extent that an allocation of Losses to any Limited Partner pursuant to this
                  Section 11.2(e) or Section 11.2(f) would result in any Limited Partner having an Adjusted Capital Account Deficit, such Losses shall be allocated to all other Partners in accordance with this Section 11.2(e) and, when no Limited Partner can be allocated any such Losses without violating the limitation contained in this proviso, such remaining Losses shall be allocated to the General Partner.

         (f) SPECIAL ALLOCATIONS. The following special allocations shall, except as otherwise provided, be made prior to allocations in Sections 11.2(a) through (e) in the following order:

                  (i) MINIMUM GAIN CHARGE-BACK. Notwithstanding any other provision of this Article XI, if there is a net decrease in Partnership Minimum Gain or in any Partner Nonrecourse Debt Minimum Gain during any Fiscal Period, before any other allocation under this Article XI each Partner shall be specially allocated items of Partnership Income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount and manner required by Treas. Reg. Sections 1.704-2(f) and 1.704-2(i)(4)
                            or any successor provisions. The items to be so allocated shall be determined in accordance with Treas. Reg. Section 1.704-2(j)(2) or any successor provision.

                  (ii) PARTNERSHIP NONRECOURSE DEDUCTIONS. Partnership Nonrecourse Deductions for any Fiscal Period shall be allocated 99% to the Limited Partners and 1% to the General Partner.

                  (iii) PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions for any Fiscal Period shall be allocated to the Partner who made or guaranteed or is otherwise liable with respect to the loan to which such Partner Nonrecourse Deductions are attributable in accordance with the principles of Treas. Reg. Section 1.704-2(i) or any successor provision.

                  (iv) QUALIFIED INCOME OFFSET. If in any Fiscal Period, any Partner has an Adjusted Capital Account Deficit, whether resulting from an unexpected adjustment, allocation or distribution described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5) or
                            (6) or otherwise, such Partner shall be allocated items of Partnership Income (consisting of a pro rata portion of each item of Partnership Income for such Fiscal Period) sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, to the extent required by such Treasury Regulation. It is the intention of the parties that this allocation provision constitute a "qualified income offset" within the meaning of Treas. Reg.
                            Section 1.704-1(b)(2)(ii)(d).

                  (v) CURATIVE ALLOCATIONS. The special allocations provided for in Section 11.2(e) and in Sections 11.2(f)(i) through (iv) are intended to comply with Treas. Reg. Sections 1.704-1 and 1.704-2. To the extent that any of those special allocations have been made, subsequent allocations of Income, Loss and items thereof ("curative allocations") shall be made as soon as possible and in a manner so as to cause, to the extent possible without violating the requirements of Treas. Reg. Sections 1.704-1 and 1.704-2, the Partners' Capital Account balances to be as nearly as possible in the same proportions in which they would have been had the special allocations not occurred. In making these curative allocations, due regard shall be given to the character of the Income and Loss and items thereof that were originally allocated under the provisions of Section 11.2(e) and Sections 11.2(f)(i) through
                            (iv) in order to put the Partners as nearly as possible in the positions in which they would have been had those special allocations not occurred.

         (g) MISALLOCATED ITEMS. If the General Partner determines, after consultation with Counsel, that the allocation of any item of Income or Loss is not specified in this Article XI (an "unallocated item"), or that the allocation of any item of Income or Loss under this Article XI is clearly inconsistent with the Partners' economic interests in the Partnership determined by reference to this Agreement, the general principles of Treas. Reg. Section 1.704-1(b) and the factors set forth in Treas. Reg. Section 1.704-1(b)(3)(ii) (a "misallocated item"), then the General Partner may allocate the unallocated items, and reallocate the misallocated items, to reflect the Partners' economic interests in the Partnership.

         (h) SPECIAL ALLOCATION OF STATE, LOCAL AND FOREIGN TAXES. Any state, local or foreign taxes imposed on the Partnership by reason of a Partner being a citizen, resident or national of a state, locality or foreign jurisdiction, including any item(s) of Income or Loss resulting therefrom, shall be specially allocated to that Partner.

         (i) TRANSACTIONS WITH PARTNERSHIP. If the adjusted basis of any property contributed by a Partner to the Partnership exceeds the fair market value of the property at the time of the contribution (the "built-in loss"), then, except as provided otherwise by Treasury Regulations, the built-in loss shall be taken into account only in determining the amount of the tax items allocated to the contributing Partner. In determining the amount of tax items allocated to the other Partners, the basis of the contributed property shall be treated as being equal to its fair market value at the time of the contribution. Subject to the foregoing, if, and to the extent that, any Partner is deemed to recognize any item of Income or Loss as a result of any transaction between such Partner and the Partnership pursuant to Code Sections 482, 483, 1272-1274, 7872 or any similar provision of the Code now or hereafter in effect, any corresponding Income or Loss or items thereof shall be allocated to the Partner who was charged with such item.

         (j) FEES AND COMMISSIONS PAID TO GENERAL PARTNER. It is the intent of the Partnership that any amount paid or deemed paid to the General Partner as a fee or payment described in
                  Section 9.4 shall be treated as a "guaranteed payment" or a payment to a partner not acting in his capacity as a partner pursuant to Section 707(c) of the Code to the extent possible. If any such fee or payment is deemed to be a distribution to the General Partner and not a guaranteed payment or a payment to a partner not acting in his capacity as a partner, the General Partner shall be allocated an amount of Partnership gross ordinary income equal to such payment.

         (k) SALES COMMISSIONS, DEALER-MANAGER FEES, ACQUISITION FEES AND ORGANIZATION AND OFFERING EXPENSE ALLOWANCE. Sales Commissions, Dealer-Manager Fees, Acquisition Fees and the Organization and Offering Expense Allowance shall be allocated 100% to the Limited Partners. Organization and Offering Expenses in excess of Sales Commissions, Dealer-Manager Fees and the Organization and Offering Expense Allowance shall be allocated 100% to the General Partner.

         (l) TAX-EXEMPT ENTITIES. Notwithstanding any other provision of this Agreement, if it is determined that the tax-exempt use property rules of Section 168(h)(6) of the Code apply to the Partnership because one or more of the Partnership's Limited Partners are tax-exempt entities so that a portion of the Partnership's depreciable basis in its assets must be depreciated on a straight line basis over longer periods of time than would otherwise be available to the Partnership, the resulting depreciation adjustments shall be specially allocated 100% to the Limited Partners that are tax-exempt entities to be shared among them in the same manner as allocations of depreciation generally are shared among Limited Partners under Section 11.3.

11.3  DISTRIBUTIONS AND ALLOCATIONS AMONG THE LIMITED PARTNERS

         (a) Except to the extent otherwise provided in this Agreement, all distributions of Distributable Cash and all allocations of Income and Loss and items thereof for any Fiscal Year or Fiscal Period shall be distributed or allocated, as the case may be, among the Limited Partners in proportion to their respective numbers of Units. Each distribution of Distributable Cash shall be made to the Limited Partners (or their respective assignees) of record as of the last day of the month next preceding the date on which the distribution is made.

         (b) All distributions of Distributable Cash and all allocations of Income and Loss or items thereof for any Fiscal Year in which any Limited Partners are admitted to the Partnership shall be allocated among the Limited Partners as follows:

                  (i) first, the Operations and Sales of the Partnership shall be deemed to have occurred ratably over such Fiscal Year, irrespective of the actual results of Operations or Sales of the Partnership;

                  (ii) second, all Income and Loss for such Fiscal Year shall be allocated among the Limited Partners in the ratio that the number of Units held by each Limited Partner multiplied by the number of days in such Fiscal Year that such Units were held by such Limited Partner bears to the sum of that calculation for all Limited Partners; and

                  (iii) third, all monthly distributions of cash made to the Limited Partners under Section 11.1 shall be distributed among the Limited Partners in the ratio that the number of Units held by each Limited Partner multiplied by the number of days in the month preceding the month in which the distribution is made that the Units were held by the Limited Partner bears to the sum of that calculation for all Limited Partners. If the General Partner determines at any time that the sum of the monthly distributions made to any Limited Partner during or with respect to a Fiscal Year does not (or will not) properly reflect the Limited Partner's share of the total distributions made or to be made by the Partnership for the Fiscal Year, the General Partner shall, as soon as practicable, make a supplemental distribution to the Limited Partner, or withhold from a subsequent distribution that otherwise would be payable to the Limited Partner, such amount as shall cause the total distributions to the Limited Partner for the Fiscal Year to be the proper amount.

         (c) In the event of a transfer of a Unit during a Fiscal Year in accordance with Article XIII, the transferor and transferee shall be allocated a ratable share of Income and Losses for the Fiscal Year based on the number of days in the Fiscal Year that each held the transferred Unit.

         (d) Each distribution made to a Limited Partner under Sections 11.1, 11.5 or 14.3 and any interest on Subscription Monies relating to the Limited Partner's Units paid to the Limited Partner under Section 8.3(k), shall be applied as follows:

                  (i) first, in reduction of the Limited Partner's Unpaid Cumulative Return, to the extent thereof, as determined immediately before the distribution; and

                  (ii) thereafter, in reduction of the Limited Partner's Adjusted Capital Contribution, as determined immediately before the distribution.

11.4  TAX ALLOCATIONS: CODE SECTION 704(C); REVALUATIONS.

         (a) In accordance with Code section 704(c) and the Treasury Regulations thereunder, Income, Loss and items thereof, with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

         (b) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of Section 1.1(ss) and
                  Section 8.5(h), subsequent allocations of Income, Loss, and items thereof with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in a manner consistent with the requirements of Proposed Treas. Reg. Section 1.704-3(a)(6) or the corresponding provision of any final or successor Treasury Regulations.

         (c) Any elections or other decisions relating to the allocations required by subsections (a) and (b) of this Section 11.4 shall be made in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations under this subsection (c) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Income or Losses under any provision of this Agreement.

11.5  RETURN OF UNINVESTED CAPITAL CONTRIBUTION

If 100% of Net Offering Proceeds have not been used to make Investments, committed to Reserves (to the extent Reserves are permitted to be treated as Investments under Section 1.1(ccc)) or used to pay permitted Front-End Fees within 24 months from the date of the Prospectus, the amount of such uninvested Net Offering Proceeds shall be promptly distributed by the Partnership to the Limited Partners, pro rata based upon their respective number of Units, as a return of capital, without interest. Funds shall be deemed to have been committed to investment and need not be returned to a Limited Partner to the extent written agreements in principle, commitment letters, letters of intent or understanding, option agreements or any similar contracts are executed and not terminated during the applicable 24-month period described above, if such investments are ultimately consummated within a further period of 12 months. Funds deemed committed which are not actually so invested within such 12 month period will be promptly distributed, without interest, to the Limited Partners on a pro rata basis, as a return of capital, except that investments using funds from Ohio investors must be completed within a three-month period or such funds must be returned.

11.6  NO DISTRIBUTIONS IN KIND

Distributions in kind shall not be permitted except upon dissolution and liquidation of the Partnership's assets and then only to a liquidating trust established for the purpose of liquidating the assets transferred to it and distributing the net cash proceeds of such liquidation in cash to the Partners in accordance with the provisions of this Agreement.

11.7  PARTNERSHIP ENTITLED TO WITHHOLD

The Partnership shall at all times be entitled to withhold or make payments to any governmental authority with respect to any federal, state, local or foreign tax liability of any Partner or former Partner arising as a result of such Partner's participation in the Partnership. Each such amount so withheld or paid shall be deemed to be a distribution for purposes of Article XI and
Article XIV, as the case may be, to the extent such Partner is then entitled to a distribution. To the extent that the amount of such withholdings or payments made with respect to any Partner exceeds the amount to which such Partner is then entitled as a distribution, the excess shall be treated as a demand loan, bearing interest at a rate equal to 12% per annum simple interest from the date of such payment or withholding until such excess is repaid to the Partnership either by:

         (i) deduction from any distributions subsequently payable to such Partner under this Agreement; or

         (ii) earlier payment of such excess and interest by such Partner to the Partnership.

The excess withholdings or payments, together with interest thereon, shall, in any case, be payable not less than 30 days after demand therefor by the General Partner. However, the General Partner shall demand payment only if it determines that the Partner is not likely to be entitled to distributions within 12 months from the date of such withholding or payment by the Partnership in an amount sufficient to pay such excess and interest. If the payments referred to in this Section 11.7 are made on behalf of a Person who cannot be identified, the General Partner shall treat the payments as a distribution of Distributable Cash made 1% to the General Partner and 99% to the Limited Partners, provided that this deemed distribution shall not reduce the Limited Partners' Unpaid Cumulative Return or Adjusted Capital Contribution under Section 11.3(d). Also, the withholdings and payments referred to in this Section 11.7 shall be made at the maximum applicable statutory rate under the applicable tax law unless the General Partner has received an opinion of Counsel, at the Partner's expense, or other evidence, satisfactory to the General Partner, to the effect that a lower rate is applicable or that no withholding or tax payment is required.

                  ARTICLE XII - WITHDRAWAL OF GENERAL PARTNER

12.1  VOLUNTARY WITHDRAWAL

The General Partner may not voluntarily withdraw as a General Partner from the Partnership unless:

         (a) the Limited Partners have received 60 days' advance written notice of the General Partner's intention to withdraw;

         (b) the Partnership has received an opinion of Counsel to the Partnership to the effect that the withdrawal will not constitute a termination of the Partnership or otherwise materially adversely affect the status of the Partnership for federal income tax purposes; and

         (c) a Substitute General Partner has been selected, and the Substitute General Partner has:

                  (i)       consented to its admission as General Partner;

                  (ii) received the specific written Consent of a Majority Interest to its admission as General Partner; and

                  (iii) a Net Worth sufficient, in the opinion of Counsel to the Partnership, for the Partnership to continue to be classified as a partnership for federal income tax purposes and to satisfy the Net Worth requirements for "sponsors" under applicable laws, rules, regulations and policies of Administrators.

12.2  INVOLUNTARY WITHDRAWAL

The General Partner shall be deemed to have involuntarily withdrawn as a General Partner from the Partnership upon the removal of the General Partner pursuant to the Consent of the Majority Interest or upon the occurrence of any other event that constitutes an event of withdrawal under the Delaware Act as then in effect. For purposes of this Section 12.2 and Article XVI, neither the General Partner nor any Affiliate of the General Partner may participate in any vote by the Limited Partners to involuntarily remove the General Partner.

12.3  CONSEQUENCES OF WITHDRAWAL

         (a)      Upon withdrawal of the General Partner as such from the
                  Partnership:

                  (i) the Partnership shall pay to the withdrawn General Partner the fair market value of the Partnership Interest then held by the General Partner, calculated in the manner set forth in subsection
                            (b), below, and payable as set forth in subsection
                            (c), below; and

                  (ii) an amount equal to the difference between any Management Fees and other fees accrued but not yet paid to the General Partner, plus all other amounts due and owing to the General Partner by the Partnership, minus any amounts due and owing by the General Partner to the Partnership, which shall be payable in cash within 30 days of the date of withdrawal, by the debtor party to the creditor party.

         (b) For purposes of this Section 12.3, the fair market value of the withdrawn General Partner's Partnership Interest shall be determined, in good faith, by the withdrawn General Partner and the Partnership, or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association. The expense of arbitration shall be borne equally by the withdrawn General Partner and the Partnership.

         (c) The method of payment to the General Partner upon withdrawal, whether voluntary or involuntary, must be fair and must protect the solvency and liquidity of the Partnership. When the withdrawal is voluntary, the method of payment will be presumed to be fair if it provides for a non-interest-bearing, unsecured promissory note of the Partnership, with principal payable, if at all, from distributions that the withdrawn General Partner otherwise would have received under the Partnership Agreement had the General Partner not withdrawn. When the withdrawal is involuntary, unless otherwise agreed by the withdrawn General Partner and the Partnership, the method of payment shall be a promissory note providing for repayments of principal thereunder in 60 equal monthly installments, together with accrued but unpaid interest, bearing interest on the outstanding principal amount thereof at the lesser of:

                  (i) the rate of interest (inclusive of any points or other loan charges) which the Partnership would be required to pay to an unrelated bank or commercial lending institution for an unsecured, 60 month loan of like amount; or

                  (ii) the "Prime Rate" of interest published in the Money Rates section of the Wall Street Journal, plus 4%.

12.4  LIABILITY OF WITHDRAWN GENERAL PARTNER

If the business of the Partnership is continued after withdrawal of the General Partner, the General Partner, or its estate, successors or legal representatives, shall remain liable for all obligations and liabilities incurred by it or by the Partnership while it was acting in the capacity of General Partner and for which it was liable as General Partner, but they shall be free of any obligation or liability incurred on account of or arising from the activities of the Partnership from and after the time such withdrawal became effective.

12.5 NOTICE OF WITHDRAWAL; ADMISSION OF SUBSTITUTE GENERAL PARTNER; DISSOLUTION IF NO SUBSTITUTE GENERAL PARTNER APPROVED

If the General Partner voluntarily withdraws from the Partnership, the General Partner, or its estate, successors or legal representatives, shall deliver to the Limited Partners a Notice stating the reasons for such withdrawal. Within 90 days following a voluntary or involuntary withdrawal, a Majority Interest shall agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the withdrawn General Partner's withdrawal, of a Substitute General Partner. Such Substitute General Partner shall execute a counterpart of this Agreement. If such action is not taken within 90 days following the date of the General Partner's withdrawal, then the Partnership shall dissolve.

                        ARTICLE XIII - TRANSFER OF UNITS

13.1  WITHDRAWAL OF A LIMITED PARTNER

A Limited Partner may withdraw from the Partnership only by Assigning or Redeeming all Units owned by the Limited Partner in accordance with this
Article XIII. The withdrawal of a Limited Partner shall not dissolve or terminate the Partnership. If a Limited Partner withdraws because of death, legal incompetence, dissolution or other termination, the estate, legal representative or successor of the Limited Partner shall be deemed to be the Assignee of the Limited Partner's Units and may become a Substitute Limited Partner on compliance with the provisions of Section 13.3.

13.2  ASSIGNMENT

         (a) Subject to the provisions of subsections 13.2(b) and (c), below and Section 13.3, any Limited Partner may Assign all or any portion of his Units to an Assignee if:

                  (i) the Limited Partner and the Assignee each execute a written Assignment, which:

                            (A)      sets forth the terms of the Assignment;

                            (B) in the case of Assignments other than by operation of law, states the intention of the Limited Partner that the Assignee shall become a Substitute Limited Partner and, in all cases, evidences the acceptance by the Assignee of all of the terms and provisions of this Agreement; and

                            (C) includes a representation by both the Limited Partner and the Assignee that the Assignment was made in accordance with all applicable laws and regulations (including, without limitation, the minimum investment and investor suitability requirements as may then be applicable under state securities laws); and

                  (ii) the Assignee pays to the Partnership an aggregate amount, not exceeding $150, of expenses reasonably incurred by the Partnership in connection with the Assignment.

         (b) Notwithstanding the foregoing, unless the General Partner specifically Consents, no Units may be Assigned:

                  (i) to a minor or incompetent (unless a guardian, custodian or conservator has been appointed to handle the affairs of that Person);

                  (ii) to any Person if, in the opinion of Counsel, the Assignment would result in the termination of the Partnership's taxable year or its status as a partnership for federal income tax purposes, provided that the Partnership may permit the Assignment to become effective if and when, in the opinion of Counsel, the Assignment would no longer result in the termination of the Partnership's taxable year or its status as a partnership for federal income tax purposes;

                  (iii) to any Person if the Assignment would affect the Partnership's existence or qualification as a limited partnership under the Delaware Act or the applicable laws of any other jurisdiction in which the Partnership is then conducting business;

                  (iv) to any Person not permitted to be an Assignee under applicable law, including, without limitation, applicable federal and state securities laws;

                  (v) if the Assignment would result in the transfer of less than 25 Units, or 10 Units in the case of a Qualified Plan or IRA (unless the Assignment is all the Units owned by the Limited Partner);

                  (vi) if the Assignment would result in the retention by the Limited Partner of a portion of his Units representing less than the greater of 25 Units, or 10 Units in the case of a Qualified Plan or IRA, or the minimum number of Units required to be purchased under minimum investment standards applicable to an initial purchase of Units by the Limited Partner as set forth in the Prospectus;

                  (vii) if, in the reasonable belief of the General Partner, the Assignment might violate applicable law; or

                  (viii) if the effect of the Assignment would be to cause the "equity participation" in the Partnership by "benefit plan investors" (both within the meaning of Department of Labor Reg. Section 2510.3-101(f)) and other tax-exempt investors (as determined by the General Partner after consultation with Counsel to the Partnership) to equal or exceed 25%.

                  Any attempt to make any Assignment of Units in violation of this Section 13.2(b) shall be without force or effect.

         (c) So long as there are adverse federal income tax consequences from being treated as a "publicly traded partnership" for federal income tax purposes, the General Partner shall not permit any interest in a Unit to be Assigned (including Redemptions of Units under Section 13.5) on a "Secondary Market." For purposes of this Section 13.2(c), any Assignment which fails to meet one or more of the secondary market "safe-harbor" provisions of Treas. Reg. Section 1.7704-1 or any substitute safe-harbor provisions that subsequently may be established by Treasury Regulations or published notices, shall be treated as an Assignment on a Secondary Market under this Section 13.2(c).

                  If the General Partner determines, in its sole and absolute discretion, that an Assignment was or will be effected on a Secondary Market, the Partnership and the General Partner shall not recognize the Assignment and shall not admit the transferee as a substitute Limited Partner, nor recognize any rights of the transferee in the Partnership, such as the right to receive distributions of Distributable Cash or any interest in Partnership capital or profits. Each Limited Partner agrees to provide to the General Partner all information with regard to any Assignment by the Limited Partner which the General Partner deems necessary in order to determine whether the Assignment by the Limited Partner occurred or will occur on a Secondary Market.

         (d) Assignments made in accordance with this Section 13.2 shall be considered effective on the last day of the month on which all of the conditions of this Section 13.2 have been satisfied. Distributions to the Assignee shall begin the month following effectiveness of the Assignment.

13.3  SUBSTITUTION

         (a) An Assignee of a Limited Partner shall be admitted to the Partnership as a Substitute Limited Partner only if:

                  (i) the General Partner has reasonably determined that all conditions specified in Section 13.2 have been satisfied and that no adverse effect to the Partnership does or may result from the admission; and

                  (ii) the Assignee has executed a transfer agreement and the other forms, including a power of attorney to the effect required by Article XVIII, as the General Partner reasonably may require to determine compliance with this Article XIII.

         (b) An Assignee of Units who does not become a Substitute Limited Partner in accordance with this Section 13.3 and who desires to make a further Assignment of his Units shall be subject to all the provisions of Sections 13.2, 13.3 and
                  13.4 to the same extent and in the same manner as a Limited Partner desiring to make an Assignment of his Units. Failure or refusal of the General Partner to admit an Assignee as a Substitute Limited Partner, if the Assignment otherwise complies with Section 13.2, and subsection (c) thereof in particular, shall not affect the right of the Assignee to receive Distributable Cash and the share of Income or Losses to which his predecessor in interest would have been entitled in accordance with Article XI and Article XIV.

         (c) The Partnership shall amend its records at least once each calendar quarter to effect the substitution of substituted Limited Partners.

13.4  STATUS OF AN ASSIGNING LIMITED PARTNER

If a Limited Partner Assigns all of his Units to an Assignee who becomes a Substitute Limited Partner, the assignor Limited Partner shall cease to be a Limited Partner in the Partnership and shall no longer have any of the rights or privileges of a Limited Partner.

13.5  LIMITED RIGHT OF PRESENTMENT FOR REDEMPTION OF UNITS

         (a) LIMITED RIGHT TO REDEEM UNITS. Subject to the limitations set forth below, beginning with the admission of a Limited Partner to the Partnership, each Limited Partner (other than the General Partner or its Affiliates if they own Units) may request that the Partnership Redeem, for cash, up to 100% of the Limited Partner's Units. This right of presentment shall be subject to the limitations set forth below.

                  (i) The Partnership shall be under no obligation to Redeem any Units of a Limited Partner and shall do so only with the prior Consent of the General Partner, which is in the sole and absolute discretion of the General Partner. In this regard, the General Partner may take into consideration the time of year during which a Redemption is made, and the effect making a Redemption would have on the 2% limit described below.

                  (ii) The Partnership shall not, in any calendar year, Redeem Units that, in the aggregate, along with all Units otherwise transferred in that calendar year, would exceed 2% of the total Units outstanding as of the last day of that year.

                  (iii) No reserves shall be established by the Partnership for the Redemption of Units. The availability of funds for the Redemption of any Unit shall be subject to the availability of sufficient Cash Flow. Furthermore, Units may be Redeemed only if the Redemption would not impair the capital or the Operations of the Partnership and would not result in the termination under the Code of the Partnership's taxable year or of its federal income tax status as a partnership, all as determined in the sole discretion of the General Partner.

         (b) APPLICABLE REDEMPTION PRICE. The Redemption price for a Limited Partner's Units (the "Applicable Redemption Price") will depend on when the Limited Partner presents his Units for Redemption and shall be determined as set forth below. If a Limited Partner presents his Units for Redemption:

                  (i) during the Offering Period, the Redemption price for one Unit will equal the net asset value for one Unit at the time the Redemption request is received, as that value is determined by the General Partner in its sole discretion;

                  (ii) during the Reinvestment Period, the Redemption price for one Unit will equal 100% of the Limited Partner's Adjusted Capital Contribution for one Unit, plus 4% for each full twelve-month period since the Limited Partner was admitted as a Limited Partner, less the sum of:

                            (A) 100% of previous distributions made to the Limited Partner on account of one Unit; and

                            (B) 100% of any previous allocations to the Limited Partner of investment tax credit amounts, if any, for one Unit; or

                  (iii) during the Liquidation Period, the Redemption price for one Unit will equal the equity for one Unit as set forth on the Partnership's balance sheet in its most recent Form 10-Q filed before the Redemption request, less 100% of any distributions made to the Limited Partner on account of one Redeemed Unit since the date of the balance sheet.

         (c) PROCEDURE FOR PRESENTMENT. A Limited Partner desiring to have a portion or all of his Units Redeemed shall submit a written request to the General Partner on a form approved by the General Partner and duly signed by all owners on the books of the Partnership of the Units to be Redeemed. Redemption requests shall be deemed given on the earlier of the date they are:

                  (i)       personally delivered with receipt acknowledged; or

                  (ii) mailed by certified mail, return receipt requested, postage prepaid, at the General Partner's address set forth in this Agreement.

                  Requests arising from death, major medical expense and family emergency related to disability or a material loss of family income, collectively "Hardship Redemptions," shall be treated as having been received at 12:01 A.M. EST on the day of receipt and all other Redemption requests shall be deemed received with the start of the business day during which received.

         (d) PRIORITY OF REDEMPTION REQUESTS. If the General Partner receives requests for the Partnership to redeem more Units than there are funds sufficient to redeem, the General Partner shall use its reasonable efforts to honor requests for Redemptions of Units with the same request date first as to Hardship Redemptions, second so as to provide liquidity for IRAs or Qualified Plans to meet required distributions and finally as to all other Redemption requests.

         (e) NOTICE AND CLOSING OF REDEMPTION OF UNITS. Within 30 days following the date on which the General Partner receives a written request from any Limited Partner to Redeem the Limited Partner's Units, the General Partner shall deliver a written notice to the Limited Partner (the "Notice"):

                  (i) stating the number, if any, of the Units to be Redeemed; and

                  (ii)      if appropriate:

                            (A) stating the date of the Redemption of the Units, which shall be a date within 30 days following the date of the Notice;

                            (B) stating the Applicable Redemption Price with respect to the Units to be Redeemed; and

                            (C) advising the Limited Partner that not less than 10 days before the Redemption date stated in the Notice (the "Delivery Date") that the Limited Partner must duly execute and deliver to the Partnership all transfer instruments and other documents requested by the Partnership to evidence the Redemption of the Units. In the General Partner's discretion, these transfer instruments and documents may be prepared by the Partnership and enclosed with the Notice.

                  On or before the Redemption date stated in the Notice, the Partnership shall pay the Applicable Redemption Price to the Limited Partner for each Unit Redeemed if:

                  (i) all of the Limited Partner's transfer instruments and other documents requested by the Partnership are duly executed and returned to the Partnership no later than the Delivery Date stated in the Notice; and

                  (ii) the transfer instruments and other documents are in good order and acceptable to the General Partner, in its sole discretion.

         (f) EFFECT OF REDEMPTION. Any Limited Partner who Redeems all of the Units owned by the Limited Partner shall cease to be a Limited Partner in the Partnership and shall no longer have any of the rights or privileges of a Limited Partner in the Partnership.

                    ARTICLE XIV - DISSOLUTION AND WINDING-UP

14.1  EVENTS CAUSING DISSOLUTION

The Partnership shall be dissolved on the happening of any of the following events (each a "Dissolution Event"):

         (a) the withdrawal of the General Partner, whether voluntarily or involuntarily, unless a Substitute General Partner has been admitted to the Partnership in accordance with Section 12.5;

         (b)      the voluntary dissolution of the Partnership either by:

                  (i) the General Partner with the Consent of the Majority Interest; or

                  (ii) the Consent of a Majority Interest without action by the General Partner;

         (c) the Sale of all or substantially all of the assets of the Partnership not constituting a Financing Transaction;

         (d)      the expiration of the Partnership term specified in Article
                  VII;

         (e) the operations of the Partnership cease to constitute legal activities under the Delaware Act or any other applicable law; or

         (f) any other event which causes the dissolution or winding-up of the Partnership under the Delaware Act.

14.2 WINDING UP OF THE PARTNERSHIP; CAPITAL CONTRIBUTION BY THE GENERAL PARTNER UPON DISSOLUTION

         (a) Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until a certificate of termination has been filed in accordance with the Delaware Act and the assets of the Partnership have been distributed as provided in Section 14.3. Notwithstanding the dissolution of the Partnership, before it is terminated, as provided above, its business and the affairs of the Partners, as such, shall continue to be governed by this Agreement.

         (b) On dissolution of the Partnership, the General Partner shall liquidate the assets of the Partnership and apply and distribute the proceeds as set forth in Section 14.3. Notwithstanding anything to the contrary contained in this
                  Article XIV, if the General Partner determines that an immediate sale of part or all of the Partnership assets would cause undue loss to the Partners, the General Partner, in order to avoid such loss, may, after having notified all of the Limited Partners, to the extent not then prohibited by law, defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy the Partnership's debts and obligations.

         (c)      In connection with the dissolution of the Partnership:

                  (i) all Income or Losses or items thereof, and all amounts required to be specially allocated for the period before final termination, shall be credited or charged, as the case may be, to the Partners in accordance with Article XI;

                  (ii)      if after all requirements of clause (i) of this
                            Section 14.2(c) have been accomplished, the General Partner has a deficit balance in its Capital Account, the General Partner shall contribute within 30 days to the Partnership as a Capital Contribution an amount equal to the lesser of:

                            (A)      the amount of the deficit balance; or

                            (B) the excess of 1.01% of the total Capital Contributions of the Limited Partners over the capital previously contributed by the General Partner.

                            For this purpose, any payments made by the General Partner as co-signatory or guarantor of any of the Indebtedness of the Partnership and not yet reimbursed to the General Partner at the time of dissolution of the Partnership and any amounts due and unpaid to the General Partner with respect to any Partnership Loans at the time of dissolution shall be deemed to be Capital Contributions by the General Partner to the Partnership and any obligation of the Partnership to reimburse or repay those amounts shall cease;

                  (iii) the proceeds from Sales and all other assets of the Partnership shall be applied and distributed in liquidation as provided in Section 14.3; and

                  (iv) the General Partner (or any other Person effecting the winding up) shall file all certificates and other documents as may be required by the Delaware Act, the Code and any other applicable laws to terminate the Partnership.

         (d) Whether the winding-up of the Partnership is effected by the General Partner or any other Person (whether selected by the Majority Interest or as required by law), either the General Partner or the other Person, as the case may be, shall be compensated for its services in connection therewith in an amount not in excess of the amount customarily paid to non-affiliated third-parties rendering similar services in respect of similar entities in the same geographic location.

14.3  APPLICATION OF LIQUIDATION PROCEEDS UPON DISSOLUTION

Following the occurrence of any Dissolution Event, the proceeds of liquidation Sales and the other assets of the Partnership shall be applied as follows and in the following order of priority:

         (a) first, to the payment of creditors of the Partnership in order of priority as provided by law, except obligations to Partners or their Affiliates;

         (b) next, to the setting up of any Reserve that the General Partner (or any other Person effecting the winding-up) determines is reasonably necessary for any contingent or unforeseen liability or obligation of the Partnership or the Partners; the Reserve may, in the sole and absolute discretion of the General Partner (or the other Person effecting the winding up) be paid over to an escrow agent selected by it to be held in escrow for the purpose of disbursing the Reserve in payment of any of the aforementioned contingencies, and at the expiration of such period as the General Partner (or the other Person effecting the winding up) deems advisable, to distribute the remaining balance as provided in subsections (c) through (f), below;

         (c) next, to the payment of all obligations to the Partners in proportion to and to the extent of advances made by each Partner under the provisions of this Agreement;

         (d) next, to the payment of all reimbursements to which the General Partner or any Affiliate of the General Partner may be entitled under this Agreement;

         (e) next, to the Partners in proportion to and to the extent of the positive balances of their Capital Accounts; and

         (f) thereafter, 1% to the General Partner and 99% to the Limited Partners.

14.4  NO RECOURSE AGAINST OTHER PARTNERS

Each Limited Partner shall look solely to the assets of the Partnership for the return of, and any return on, the Limited Partner's Capital Contribution (whether before or after a Dissolution Event). If, after the complete payment and discharge of all debts, liabilities and other obligations of the Partnership, the assets of the Partnership are insufficient to provide the return of, or a return on, the Capital Contribution of any Limited Partner, the Limited Partner shall have no recourse against any other Limited Partner or the General Partner, except to the extent that the General Partner is obligated to make an additional Capital Contribution to the Partnership under
Section 14.2.

                          ARTICLE XV - FISCAL MATTERS

15.1  TITLE TO PROPERTY AND BANK ACCOUNTS

Unless trustees, nominees or other agents are used as permitted by this Agreement, all Investments and other assets of the Partnership shall be held in the name of the Partnership. The funds of the Partnership shall be deposited in the name of the Partnership in any bank account or accounts as are designated by the General Partner, and withdrawals therefrom shall be made on the signature of the General Partner or any Person or Persons as are designated in writing by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person.

15.2  MAINTENANCE OF AND ACCESS TO BASIC PARTNERSHIP DOCUMENTS

         (a) The General Partner shall maintain at the Partnership's principal office, the following documents:

                  (i)       the Participant List;

                  (ii) a copy of the certificate of limited partnership and all amendments thereto, together with executed copies of any powers of attorney under which the certificate or any such amendment has been executed;

                  (iii)     copies of this Agreement and any amendments hereto;

                  (iv) copies of the audited financial statements of the Partnership for the three most recently completed Fiscal Years, including, in each case, the balance sheet and related statements of operations, cash flows and changes in Partners' equity at or for such Fiscal Year, together with the report of the Partnership's independent auditors with respect thereto;

                  (v) copies of the Partnership's federal, state and local income tax returns and reports, if any, for its three most recently completed Fiscal Years;

                  (vi) records as required by applicable tax authorities including those specifically required to be maintained by "tax shelters," if so required of the Partnership; and

                  (vii) investor suitability records for Units sold for a period of six years.

         (b) Each Limited Partner and his designated representative shall be given access to the records specified in Section 15.2(a)(i)-(vi) and any other records of the Partnership which relate to the business affairs and financial condition of the Partnership, and may inspect the same and make copies of the same (subject, in the case of copying the Participant List, to compliance with subsection (c), below), subject to a reasonable copying charge, during normal business hours upon reasonable advance written notice to the General Partner, which notice shall specify the date and time of the intended visit and identify with reasonable specificity the documents which such Limited Partner or his representative will wish to examine or copy or both.

         (c) In addition, the General Partner shall mail a copy of the Participant List to, or as directed by, any Limited Partner within 10 days of receipt by the Partnership of a written request therefor together with a check in payment of the copying charge permitted pursuant to subsection (b); provided that, in connection with any request for a copy of the Participant List, such Limited Partner shall certify as provided in the penultimate sentence of subsection (d), below.

         (d)      If the General Partner refuses or neglects to:

                  (i) permit a Limited Partner or his representative to examine the Participant List at the office of the Partnership during normal business hours and with reasonable notice to the General Partner; or

                  (ii) mail a copy of the Participant List as required by subsection (c);

                  the General Partner shall be liable to such Limited Partner who requested the Participation List for the costs, including reasonable attorneys' fees, incurred by such Limited Partner to compel production of the Participant List, and for the actual damages (if any) suffered by such Limited Partner by reason of such refusal or neglect. It shall be a defense that the requesting Limited Partner has failed or refused to provide the General Partner with the certification called for in the next sentence or that the actual purpose and reason for a request for inspection or a copy of the Participant List is to secure the Participant List or other information for the purpose of the sale, reproduction or other use thereof for a commercial purpose other than in the interest of the Limited Partner relative to the affairs of the Partnership. In connection with any such request, the General Partner will require the Limited Partner requesting the Participant List to certify that the Participant List is not being requested for the purpose of the sale, reproduction or other use thereof for a commercial purpose unrelated to such Limited Partner's interest in the Partnership or for any unlawful purpose. The remedies provided under this Section 15.2(d) to Limited Partners requesting copies of the Participant List are in addition to, and shall not in any way limit, other remedies available to Limited Partners under federal law or the laws of any state.

15.3  FINANCIAL BOOKS AND ACCOUNTING

The General Partner shall keep, or cause to be kept, complete and accurate financial books and records with respect to the business and affairs of the Partnership. Except to the extent otherwise required by the accounting methods adopted by the Partnership for federal income tax purposes, such books and records shall be kept on an accrual basis and all financial statements of the Partnership shall be prepared for each Fiscal Year in accordance with generally accepted accounting principles as applied within the United States of America.

15.4  FISCAL YEAR

Except as may otherwise be determined from time to time by the General Partner (in a manner which is consistent with the Code and the Treasury Regulations thereunder or as consented to by the IRS), the Fiscal Year of the Partnership for both federal income tax and financial reporting purposes shall end on December 31 of each year.

15.5  REPORTS

         (a) QUARTERLY REPORTS. Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the General Partner shall send to each Person who was a Limited Partner at any time during such Fiscal Quarter the following written materials:

                  (i) a report containing the same financial information as is contained in the Partnership's quarterly report on Form 10-Q filed with the Commission under the Securities Exchange Act of 1934, as amended;

                  (ii) a detailed statement identifying any services rendered or to be rendered to the Partnership by the General Partner or any of its Affiliates and the compensation received therefor and summarizing the terms and conditions of any contract which was not filed as an exhibit to the Registration Statement; provided that the requirement for such statement shall not be circumvented by lump-sum payments to non-Affiliates who then disburse the funds to, or for the benefit of, the General Partner or its Affiliates; and

                  (iii) until all Capital Contributions have been invested or committed to investment in Investments and Reserves, used to pay permitted Front-End Fees or returned to the Limited Partners (as provided in Section 11.5), a special report concerning all Investments made during such Fiscal Quarter which shall include:

                            (A) a description of the types of Investments made;

                            (B) the total Purchase Price paid for each category of Investment;

                            (C) the amounts of cash used to acquire such Investments;

                            (D) the Acquisition Fees and Acquisition Expenses paid, identified by party, in connection therewith; and

                            (E) the amount of Capital Contributions, if any, which remain unexpended and uncommitted to pending Investments as of the end of such Fiscal Quarter.

         (b) ANNUAL REPORTS. Within 120 days after the end of each Fiscal Year, the General Partner shall send to each Person who was a Limited Partner at any time during such Fiscal Year the following written materials:

                  (i) financial statements for the Partnership for such Fiscal Year, including a balance sheet as of the end of such Fiscal Year and related statements of operations, cash flows and changes in Partners' equity, which shall be prepared in accordance with
                            Section 15.3 and shall be accompanied by an auditor's report containing an opinion of the Accountants;

                  (ii) an analysis prepared by the General Partner (which need not be audited, but shall be reviewed by the Accountants) of distributions made to the General Partner and the Limited Partners during such Fiscal Year, separately identifying the portion (if any) of such distributions from:

                            (A)      Cash Flow during such period;

                            (B) Cash Flow from prior periods which had been held as Reserves;

                            (C)      Cash Flow from Sales; and

                            (D) Capital Contributions originally used to establish a Reserve;

                  (iii) a status report with respect to each Investment which individually represents at least 10% of the aggregate Purchase Price of the Partnership's Investments held at the end of such Fiscal Year, which report shall state:

                            (A) the condition of the Equipment and each material item thereof and of any collateral securing any Investment to which such report applies;

                            (B) how such Equipment or collateral was being used as of the end of such Fiscal Year (i.e., leased, operated directly by the Partnership or held for lease, repair or
                                     Sale);

                            (C) the projected or intended use of such Equipment or collateral during the next following Fiscal Year;

                            (D)      the remaining term of the Investment; and

                            (E) such other information as may be relevant to the value or use of such Equipment or collateral as the General Partner, in good faith, deems appropriate;

                  (iv) a breakdown of all fees and other compensation paid, and all costs and expenses reimbursed, to the General Partner or its Affiliates by the Partnership during such Fiscal Year identified (and properly allocated) as to type and amount:

                            (A)      in the case of any fees and other
                                     compensation, such breakdown shall provide the information required under Section 15.5(a)(ii); and

                            (B)      in the case of reimbursed costs and
                                     expenses, the General Partner shall also prepare an allocation of the total amount of all such items in accordance with this Agreement. Such cost and expense allocation shall be reviewed by the Accountants in connection with their audit of the financial statements of the Partnership for such Fiscal Year in accordance with the American Institute of Certified Public Accountants United States Auditing standards relating to special reports and such Accountants shall state that, in connection with the performance of such audit, such Accountants reviewed, at a minimum, the time records of, and the nature of the work performed by, individual employees of the General Partner or its Affiliates, the cost of whose services were reimbursed. The additional costs of the special review required by this clause will be itemized by the Accountants on a Program by Program basis and shall be reimbursed to the General Partner by the Partnership only to the extent that such reimbursement, when added to the cost for administrative services rendered, does not exceed the amount the Partnership would be required to pay independent parties for comparable administrative services in the same geographic location; and

                  (v) a special report containing the information required by Section 15.5(a)(iii).

         (c) REPORTS TO STATE SECURITIES LAW ADMINISTRATORS. The General Partner shall submit to all state securities law Administrators, including Arizona, California and Ohio, any information which such Administrator requires, including, but not limited to, reports and statements required by this Agreement to be distributed to Limited Partners, or reports required to be filed with the Administrator by state securities laws, regulations or policies.

15.6  TAX RETURNS AND TAX INFORMATION

The General Partner shall:

         (a) prepare or cause the Accountants to prepare, in accordance with applicable laws and regulations, the tax returns (federal, state, local and foreign, if any) of the Partnership for each Fiscal Year within 75 days after the end of such Fiscal Year; and

         (b) deliver to each Partner by March 15 following each Fiscal Year a Schedule K-1 or other statement setting forth such Partner's share of the Partnership's Income or Loss for such Fiscal Year.

15.7  ACCOUNTING DECISIONS

All decisions as to accounting matters, except as specifically provided to the contrary in this Agreement, shall be made by the General Partner in accordance with the accounting methods adopted by the Partnership for federal income tax purposes or otherwise in accordance with generally accepted accounting principles. Such decisions must be acceptable to the Accountants, and the General Partner may rely upon the advice of the Accountants as to whether such decisions are in accordance with the methods adopted by the Partnership for federal income tax purposes or generally accepted accounting principles.

15.8  FEDERAL TAX ELECTIONS

The Partnership, in the sole and absolute discretion of the General Partner, may make elections for federal tax purposes as follows:

         (a) In case of a transfer of all or part of a General Partner's Partnership Interest or a Limited Partner's Units, the Partnership may timely elect under Section 754 of the Code (or corresponding provisions of future law), and under similar provisions of applicable state or local income tax laws, to adjust the basis of the assets of the Partnership. In that event, any basis adjustment attributable to the election shall be allocated solely to the transferee.

         (b) All other elections, including but not limited to the adoption of accelerated depreciation and cost recovery methods, required or permitted to be made by the Partnership under the Code shall be made by the General Partner in such manner as will, in the opinion of the General Partner
                  (as advised by Counsel or the Accountants as the General Partner deems necessary), be most advantageous to the Limited Partners as a group. The Partnership shall, to the extent permitted by applicable law and regulations, elect to treat as an expense for federal income tax purposes all amounts incurred by it for state and local taxes, interest and other charges which may, in accordance with applicable law and regulations, be considered as expenses.

15.9  TAX MATTERS PARTNER

         (a) The General Partner is hereby designated the Partnership's "Tax Matters Partner" under Section 6231(a)(7) of the Code, and may hereafter designate its successor as Tax Matters Partner, to manage administrative and judicial tax proceedings conducted at the Partnership level by the IRS with respect to Partnership matters. Any Partner, other than the Tax Matters Partner, shall have the right to participate in such administrative or judicial proceedings relating to the determination of Partnership items at the Partnership level to the extent provided by Section 6224 of the Code and at the Partner's own expense. The Limited Partners shall not act independently with respect to tax audits or tax litigation affecting the Partnership, and actions taken by the General Partner as Tax Matters Partner in connection with tax audits shall be binding in all respects upon the Limited Partners, except as provided below.

         (b)      The Tax Matters Partner shall have the following duties:

                  (i) to the extent and in the manner required by applicable law and regulations, the Tax Matters Partner shall furnish the name, address, number of Units and taxpayer identification number of each Limited Partner to the Secretary of the Treasury or his delegate (the "Secretary"); and

                  (ii) to the extent and in the manner required by applicable law and regulations, the Tax Matters Partner shall keep each Limited Partner informed of administrative and judicial proceedings for the adjustment at the Partnership level of any item required to be taken into account by a Limited Partner for income tax purposes (such judicial proceedings referred to hereinafter as "judicial review").

         (c) Subject to Section 9.3, the Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all such expenses shall be made before any distributions are made from Distributable Cash. Neither the General Partner nor any Affiliate nor any other Person except the Partnership shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, shall be in the sole and absolute discretion of the Tax Matters Partner. The provisions on limitations of liability of the General Partner and indemnification set forth in Section 9.3 shall be fully applicable to the General Partner acting in its capacity as Tax Matters Partner.

         (d) The Tax Matters Partner is hereby authorized, but not required:

                  (i) to enter in to any settlement with the IRS with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Partners, except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to Section 6224(c)(3) of the Code and regulations thereunder) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on the behalf of such Partner;

                  (ii) if a notice of a final administrative adjustment at the partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership's principal place of business is located, the United States Court of Claims or any other appropriate forum;

                  (iii) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

                  (iv) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file a petition for judicial review with respect to such request;

                  (v) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken in to account by a Partner for tax purposes, or an item affected by such item; and

                  (vi) to take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

        ARTICLE XVI - MEETINGS AND VOTING RIGHTS OF THE LIMITED PARTNERS

16.1  MEETINGS OF THE LIMITED PARTNERS

         (a) A meeting of the Limited Partners for any purpose(s) may be called by the General Partner. A meeting of the Limited Partners shall be called by the General Partner following its receipt of written request(s), either in person or by registered mail, for a meeting on any matter on which the Limited Partners may vote as set forth in this Article XVI from Limited Partners holding 10% or more of the then outstanding Units. Every such request for a meeting shall state with reasonable specificity the purpose(s) for which such meeting is to be held and the text of any matter, resolution or action proposed to be voted upon by the Limited Partners at such meeting. Within 10 days following the receipt of such a request, the General Partner shall give Notice to all Limited Partners of such meeting in the manner and for a time and place as specified in Section 16.1(b). In addition, the General Partner may, and if so requested by the Limited Partners in the manner described above, shall, submit the proposed matter, resolution or action for action by Consent of the Limited Partners, in lieu of a meeting.

         (b) A Notice of any such meeting or action by written Consent shall be given to all Limited Partners either:

                  (i) personally or by certified mail (if such meeting is being called, or Consent action is being solicited, by the General Partner upon the request of the Limited Partners); or

                  (ii) by regular mail (if such meeting is being called, or Consent action is being solicited, by the General Partner).

                  A meeting called pursuant to such Notice shall be held, or Consent action taken, not less than 15 days nor more than 60 days after the date such Notice is distributed, subject to extension to the extent necessary to comply with applicable requirements of the Commission and Administrators. Such Notice shall be delivered or mailed to each Limited Partner at his record address, or at such other address as he may have furnished in writing to the General Partner as his address for receipt of Notices and, with respect to meetings, shall state the place, date and time of such meeting (which shall be the place, date and time specified in the request for such meeting or, if none, such other place, date and time as the General Partner shall determine to be reasonable and convenient to the Limited Partners) and, with respect both to meetings or solicitations of Consent actions, shall state the purpose(s) for which such meeting is to be held or Consent action requested.

                  If any meeting of the Limited Partners is properly adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting. The presence in person or by proxy of a Majority Interest shall constitute a quorum at all meetings of the Limited Partners; provided, however, that, if there be no such quorum, holders of a majority of the Units so present or so represented may adjourn the meeting from time to time without further notice, until a quorum shall have been obtained. No 7Notice of any meeting of Limited Partners need be given to any Limited Partner who attends in person or is represented by proxy (except when a Limited Partner attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened) or to any Limited Partner otherwise entitled to such Notice who has executed and filed with the records of the meeting, either before or after the time thereof, a written waiver of such Notice.

         (c) For the purpose of determining the Limited Partners entitled to vote on any matter submitted to the Limited Partners at any meeting of such Limited Partners, or to take action by Consent in lieu thereof, or any adjournment thereof, the General Partner or the Limited Partners requesting such meeting may fix, in advance, a date as the record date, which shall be a date not more than 60 days nor less than 10 days prior to any such meeting (or Consent action), for the purpose of any such determination.

         (d) Any Limited Partner may authorize any Person or Persons to act for such Limited Partner by proxy in respect of all matters as to which such Limited Partner is entitled to participate, including matters proposed for actions by Consent. Every proxy must be signed by a Limited Partner or his attorney-in- fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

         (e) At each meeting of the Limited Partners, the Limited Partners present or represented by proxy may adopt such rules for the conduct of such meeting as they shall deem appropriate, provided that such rules shall not be inconsistent with the provisions of this Agreement.

16.2  VOTING RIGHTS OF THE LIMITED PARTNERS

Subject to Section 16.3, the Limited Partners, acting by Consent of the Majority Interest or by vote of the Majority Interest at a meeting duly called for such purpose, may take the following actions without the concurrence of the General Partner:

         (a)      amend this Agreement;

         (b)      dissolve the Partnership;

         (c) remove the General Partner and elect one or more Substitute General Partners;

         (d) approve or disapprove of the Sale or series of Sales of all, or substantially all, of the assets of the Partnership, except for any Sale or series of Sales that is in connection with a Financing Transaction or in the ordinary course of liquidating the Partnership's Investments during the Liquidation Period; and

         (e) modify or terminate on 60 days notice any contract or arrangement with the General Partner or any of its Affiliates to provide goods or services for the Partnership, other than contracts specifically authorized under this Agreement, including without limitation the Origination & Servicing Agreement, as provided for in Section 9.2(m).

The General Partner and its Affiliates may not vote or Consent on matters submitted to the Limited Partners regarding the removal of the General Partner or regarding any transaction between the Partnership and the General Partner or any of its Affiliates. In determining the requisite percentage of Units necessary to approve a matter on which the General Partner or its Affiliates may not vote or Consent, any Units owned by the General Partner or its Affiliates shall not be included in either the numerator or the denominator.

16.3  LIMITATIONS ON ACTION BY THE LIMITED PARTNERS

This Agreement may not be amended by the Limited Partners so as to:

         (a) allow the Limited Partners to take part in the control or management of the Partnership's business or otherwise subject a Limited Partner to liability as a general partner under the Delaware Act or under the laws of any other jurisdiction in which the Partnership may be qualified or own an Investment;

         (b) alter the rights, powers, duties or obligations of the General Partner without the Consent of the General Partner;

         (c) contract away the fiduciary duty owed to any Limited Partner by the General Partner;

         (d) except in connection with the offer and sale of the Units as provided in this Agreement, alter the interest of any Partner in any item of Income or Loss or in distributions without the consent of each affected Partner; or

         (e) without the consent of all of the Limited Partners, amend the provisions of this Agreement relating to how this Agreement may be amended.

                           ARTICLE XVII - AMENDMENTS

17.1  AMENDMENTS BY THE GENERAL PARTNER

In addition to any amendments by the Limited Partners under Section 16.2, as limited by Section 16.3, this Agreement may be amended, at any time and from time to time, by the General Partner without the Consent of a Majority
Interest:

         (a) to add to the representations, duties or obligations of the General Partner or to surrender any right or power granted to the General Partner in this Agreement;

         (b) to cure any ambiguity in this Agreement, to correct or supplement any provision in this Agreement that may be inconsistent with any other provision in this Agreement, or to add any provision to this Agreement with respect to matters or questions arising under this Agreement that is not inconsistent with the other provisions of this Agreement;

         (c) to preserve the status of the Partnership as a partnership for federal income tax purposes, or as a limited partnership under the Delaware Act or any comparable law of any other state in which the Partnership may be required to be qualified;

         (d) to delete any provision of this Agreement, or add any provision to this Agreement, required to be so deleted or added by the staff of the Commission, by any other federal or state regulatory body or other agency (including, without limitation, any "blue sky" commission), or by any Administrator or similar such official;

         (e) to permit the Units to fall within any exemption from the definition of "plan assets" contained in Section 2510.3-101 of Title 29 of the Code of Federal Regulations;

         (f) if the Partnership is advised by Counsel, the Partnership's Accountants or the IRS that any allocations of Income or Loss provided for in this Agreement are unlikely to be respected for federal income tax purposes, to amend the allocation provisions of this Agreement, in accordance with that advice to the minimum extent necessary to comply with federal income tax requirements and still effect, as nearly as practicable, the original plan of allocations and distributions set forth in this Agreement; and

         (g) to change the name of the Partnership or the location of its principal office.

                       ARTICLE XVIII - POWER OF ATTORNEY

18.1  APPOINTMENT OF ATTORNEY-IN-FACT

By subscribing for Units and being admitted as a Limited Partner under this Agreement, each Limited Partner makes, constitutes and appoints the General Partner, each authorized officer of the General Partner and each Person who thereafter becomes a Substitute General Partner during the term of the Partnership, with full power of substitution, the true and lawful attorney-in-fact of, and in the name, place and stead of, such Limited Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and publish:

         (a) this Agreement, the Partnership's certificate of limited partnership and any amendment of any thereof, including, without limitation, amendments reflecting the addition of any Person as a Partner or any admission or substitution of other Partners (or the Capital Contribution made by any such Person or by any Partner) and any other document, certificate or instrument required to be executed and delivered, at any time, in order to reflect the admission of any Partner (including, without limitation, any Substitute General Partner and any Substitute Limited Partner);

         (b) any other document, certificate or instrument required to reflect any action of the Partners duly taken in the manner provided for in this Agreement, whether or not such Limited Partner voted in favor of or otherwise consented to such action;

         (c) any other document, certificate or instrument that may be required by any regulatory body or other agency or the applicable laws of the United States, any state or any other jurisdiction in which the Partnership is doing or intends to do business or that the General Partner deems advisable;

         (d) any certificate of dissolution or cancellation of the certificate of limited partnership that may be reasonably necessary to effect the termination of the Partnership; and

         (e) any instrument or papers required to continue or terminate the business of the Partnership under Section 12.5 and
                  Article XIV; provided that no such attorney-in-fact shall take any action as attorney-in-fact for any Limited Partner if such action could in any way increase the liability of such Limited Partner beyond the liability expressly set forth in this Agreement or alter the rights of such Limited Partner under Article XI, unless (in either case) such Limited Partner has given a power of attorney to such attorney-in-fact expressly for such purpose.

18.2  AMENDMENTS TO AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

If, under this Agreement, any action, adoption proposal, right, power or authority requires the Consent, vote, ratification or approval of fewer than all of the Limited Partners, then, on the satisfaction of that requirement, the Consent, vote, ratification or approval shall be deemed, and each Limited Partner hereby agrees that it shall constitute, that of all of the Limited Partners for all purposes, including unanimity requirements under the Delaware Act. Limited Partners who did not respond in connection with the proposed Consent, vote, ratification or approval shall be deemed to have abstained for all purposes under this Agreement.

18.3  POWER COUPLED WITH AN INTEREST

The grant of authority by each Limited Partner in Section 18.1:

         (a) is a special power of attorney coupled with an interest in favor of the attorney-in-fact and shall be irrevocable and shall survive the death, incapacity, insolvency, dissolution or termination of the Limited Partner;

         (b) may be exercised for the Limited Partner by a signature of the attorney-in-fact or by listing or referring to the names of all of the Limited Partners, including that Limited Partner, and executing any instrument with a single signature of any one of the attorneys-in-fact acting as attorney-in- fact for all of them; and

         (c) shall survive the Assignment by any Limited Partner of all or any portion of the Limited Partner's Units, provided that, if any Assignee of all of a Limited Partner's Units has furnished to the General Partner a power of attorney complying with the provisions of Section 18.1 and the admission to the Partnership of the Assignee as a Substitute Limited Partner has been approved by the General Partner, this power of attorney shall survive the Assignment with respect to the assignor Limited Partner for the sole purpose of enabling the attorneys-in-fact to execute, acknowledge and file any instrument necessary to effect the Assignment and admission and shall thereafter terminate with respect to the assignor Limited Partner.

                         ARTICLE XIX GENERAL PROVISIONS

19.1  NOTICES, APPROVALS AND CONSENTS

All Notices, approvals, Consents or other communications under this Agreement shall be in writing and signed by the party giving the same and, except as otherwise specifically provided in this Agreement, shall be deemed to have been delivered when the same are deposited in the United States mail and sent by first class or certified mail, postage prepaid; hand delivered; sent by overnight courier; or sent by telecopy and confirmed by telephone during normal business hours.

In each case, delivery shall be made to the parties at the addresses set forth below or at any other addresses as the parties may designate by Notice to the Partnership as specified in Section 5.1:

         (a) If to the Partnership: Lease Equity Appreciation Fund II, L.P., 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801, with a copy to c/o LEAF Financial Corporation, General Partner, 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103; Telephone Number: 302-658-5600 (the Partnership) and 215-574-1636 (the General Partner); Telecopier Number: 302-658-3341 (the Partnership) and 215-574-8176 (the General Partner).

         (b) If to the General Partner: LEAF Financial Corporation, 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103; Telephone Number: 215- 574-1636; Telecopier Number: 215-574-8176.

         (c) If to any Limited Partner, at the address set forth in the Limited Partner's Subscription Agreement unless a different address has been provided to the Partnership under Section 5.1.

19.2  FURTHER ASSURANCES

The Partners agree to execute, acknowledge and deliver all further instruments and do all further acts and things as may reasonably be necessary to carry out the intent and purpose of this Agreement.

19.3  CAPTIONS

Captions contained in this Agreement are inserted only as a matter of convenience and do not define, limit, extend or describe the scope of this Agreement or the intent of any provisions of this Agreement.

19.4  BINDING EFFECT

Except to the extent required under the Delaware Act and for fees, rights to reimbursement and other compensation provided as such, none of the provisions of this Agreement shall be for the benefit of, or be enforceable by, any creditor of the Partnership.

19.5  SEVERABILITY

If one or more of the provisions of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and any other application thereof shall not in any way be affected or impaired thereby, and the remaining provisions shall be interpreted consistently with the omission of the invalid, illegal or unenforceable provisions.

19.6  INTEGRATION

This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings of the parties in connection with the subject matter of this Agreement that conflict with the express terms of this Agreement. No covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.

19.7  APPLICABLE LAW

This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, including, without limitation, the Delaware Act (except and solely to the extent that provisions of the laws of any other jurisdiction are stated to be applicable in any section of this Agreement), without giving effect to the conflict of laws provisions thereof.

19.8  COUNTERPARTS

This Agreement may be signed by each party to this Agreement on a separate counterpart (including, in the case of a Limited Partner, a separate Subscription Agreement or signature page executed by one or more such Partners), but all such counterparts, when taken together, shall constitute but one and the same instrument.

19.9  CREDITORS

No creditor who makes a loan to the Partnership shall have or acquire at any time, as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor.

19.10 SUCCESSORS AND ASSIGNS

Each and every covenant, term, provision and agreement contained in this Agreement shall be binding on and inure to the benefit of the successors and assigns of the respective parties to this Agreement. In furtherance of and not in limitation of the foregoing, the General Partner may assign, as collateral security or otherwise, any items of compensation payable to it under the terms of this Agreement. Notwithstanding any such assignment, however, the General Partner, and not any such assignee, shall remain solely liable for its obligations under this Agreement.

19.11 WAIVER OF ACTION FOR PARTITION

Each of the parties to this Agreement irrevocably waives during the term of the Partnership any right that he may have to maintain any action for partition with respect to the Partnership's Investments and other property and assets.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 31st day of March, 2004.


                   GENERAL PARTNER:

                   LEAF FINANCIAL CORPORATION

                   By:     /s/ Miles Herman
                           -------------------------------------
                     Name: Miles Herman
                     Its:  President and Chief Operating Officer

                   ORIGINAL LIMITED PARTNER:


                           /s/ Miles Herman
                           -------------------------------------

                   LIMITED PARTNERS:

                   By: LEAF FINANCIAL CORPORATION, as Attorney in Fact

                    By:     /s/ Miles Herman
                           -------------------------------------
                     Name: Miles Herman
                     Its:  President and Chief Operating Officer